As filed with the Securities and Exchange Commission on April 18, 2024.
Registration Statement No. 333-271611

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective
Amendment No. 3
to
Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Addex Therapeutics Ltd
(Exact name of registrant as specified in its charter)
Switzerland	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
Chemin des Mines 9,
CH-1202 Geneva,
Switzerland
Tel: +41 (0)22884 1555
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Copies to:
Eric Blanchard Daniel Goldberg Marc Recht David C. Boles Cooley LLP 55 Hudson Yards New York, New York 10001 +1 212 479 6000	Frank Gerhard Homburger AG Prime Tower Hardstrasse 201 CH-8005 Zürich, Switzerland +41 43 222 10 00
Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Post-Effective Amendment No. 3, or the Amendment, to the Registration Statement on Form F-1 (Registration No. 333-271611), or the Registration Statement, is being filed pursuant to our undertaking in the Registration Statement to update and supplement information contained in the Registration Statement, as originally filed with the Securities and Exchange Commission, or the SEC, on May 3, 2023, and amended by Post-Effective Amendments No. 1, and No.2 filed on August 10, 2023 and November 29, 2023, respectively, and supplemented by prospectuses filed on August 11, 2023, October 23, 2023 and November 30, 2023.
This Registration Statement registers the resale by the selling securityholder of an aggregate of 465,081 American Depositary Shares, or ADSs, representing 55,809,720 of our ordinary shares consisting of Warrants with an exercise price of USD 20.00 per ADS and expiring, on April 5, 2028. The Warrants consist of warrants originally issued on April 5, 2023 and amended warrants that were originally issued on December 21, 2021 and July 26, 2022, as such warrants were amended on April 3, 2023 to reduce the exercise price and amend such other terms to match the April 5, 2023 warrants.
The information included in this filing updates and supplements the Registration Statement and the prospectus contained or incorporated therein. No additional securities are being registered under this Amendment. Accordingly, this Amendment concerns only the offer and sale of ADSs held by the selling shareholders and issuable from time to time upon exercise of the Warrants and Pre-Funded Warrants held by the selling shareholder.
All filing fees payable to the SEC in connection with the registration of these securities were previously paid in connection with the initial filing of the Registration Statement or prior amendments thereto.

The information in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities pursuant to this prospectus until this post-effective amendment to the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling shareholder is not soliciting offers to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.
SUBJECT TO COMPLETION DATED APRIL 18, 2024
PRELIMINARY PROSPECTUS
Up to 465,081
American Depositary Shares
Representing 55,809,720 Shares
This prospectus relates to the resale by the selling shareholder identified herein of up to 465,081 ADSs representing 55,809,720 of our ordinary shares, consisting of Warrants with an exercise price of USD 20.00 per ADS and expiring, on April 5, 2028. The Warrants consist of warrants originally issued on April 5, 2023 and amended warrants that were originally issued on December 21, 2021 and July 26, 2022, as such warrants were amended on April 3, 2023 to reduce the exercise price and amend such other terms to match the April 5, 2023 warrants.
The selling shareholder is identified in the table on page 30. No ADSs or Warrants are being registered hereunder for sale by us. While we will not receive any proceeds from the sale of the ADSs by the selling shareholder, we will receive proceeds from the exercise of any Warrants or Pre-Funded Warrants for cash. See “Use of Proceeds.” The selling shareholder may sell all or a portion of the shares represented by ADSs from time to time in market transactions through any market on which our ADSs are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution.”
The ADSs, each representing one hundred and twenty of our shares, are listed on the Nasdaq Capital Market, or Nasdaq, under the trading symbol “ADXN.” The ADSs began trading on Nasdaq on January 29, 2020 with a ratio of six shares to one ADS that has been changed to a new ratio of one hundred and twenty shares to one ADS effective on October 23, 2023. Our shares are listed on the SIX Swiss Exchange, or SIX, under the symbol “ADXN.” The closing price of our ADSs on Nasdaq on April 15, 2024 was USD 24.75 per ADS, and the closing price of our shares on SIX on April 15, 2024 was CHF 0.19 per share. There is no established market for the Warrants.
We are an “emerging growth company” and a “foreign private issuer”, each as defined under federal securities laws, and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See the section titled “Prospectus Summary — Implications of Being an Emerging Growth Company and a Foreign Private Issuer” for additional information.
Investing in ADSs representing our shares involves a high degree of risk. Before buying any ADSs representing our shares you should carefully read the discussion of material risks of investing in such securities in “Risk Factors” beginning on page 22 of this prospectus and in the documents incorporated by reference into this prospectus.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is           , 2024

You should rely only on the information contained in this prospectus, including information incorporated by reference herein, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the selling shareholder have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the ADSs offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the ADSs.
For investors outside of the United States: Neither we nor the selling shareholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

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MARKET, INDUSTRY AND OTHER DATA
This prospectus contains estimates, projections and other information concerning our industry, our business and the markets for our product candidates. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from our own internal estimates and research as well as from reports, research surveys, studies and similar data prepared by market research firms and other third parties such as investment banking analysts, industry, medical and general publications, government data and similar sources. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” in this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates. See the section titled “Special Note Regarding Forward-Looking Statements” in this prospectus.

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ABOUT THIS PROSPECTUS
We are organized under the laws of Switzerland. Under the rules of the U.S. Securities and Exchange Commission, or SEC, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Unless otherwise indicated or the context otherwise requires, all references in this prospectus to the terms “Addex,” “Addex Therapeutics,” “Addex Therapeutics Ltd,” “the Company,” “we,” “us” and “our” refer to Addex Therapeutics Ltd together with its subsidiaries.
We own trademarks for Addex Therapeutics in Switzerland. All other trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend to use or display other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before deciding to invest in ADSs representing our shares, you should read this entire prospectus carefully, including the sections of this prospectus titled “Risk Factors,” the accompanying prospectus, the documents that are incorporated herein and therein by reference, including any financial statements in such documents and the notes to those financial statements, and any free writing prospectus that we have authorized for use in connection with the offering, before making an investment decision. This prospectus may add to, update or change information contained in or incorporated by reference.
Overview
We are a clinical-stage pharmaceutical company focused on the development of a portfolio of novel orally available small molecule drug candidates. Our business comprises of a pipeline of proprietary clinical and preclinical stage drug candidates that are being developed by our partners and internally. We or our partners are developing these clinical and preclinical stage proprietary drug candidates for diseases for which there are no approved therapies or where improved therapies are needed including epilepsy, Parkinson’s disease levodopa induced dyskinesia or PD-LID, post-stroke sensorimotor recovery, traumatic brain injury, or TBI, recovery, substance use disorder, or, SUD, and cough.
Allosteric modulators target a specific receptor or protein and alter the effect of the body’s own signaling molecules on their target through a novel mechanism of action. These innovative small molecule drug candidates offer several potential advantages over conventional non-allosteric molecules and may offer an improved therapeutic approach to existing drug treatments. We believe that the allosteric modulator principle has broad applicability across a wide range of biological targets and therapeutic areas.
Our lead partnered drug candidate, ADX71149 is a novel orally active metabotropic glutamate receptor subtype 2 positive allosteric modulator, or mGlu2 PAM for the treatment of epilepsy. Our partner, Janssen Pharmaceuticals, Inc., or Janssen, a subsidiary of Johnson & Johnson is conducting a placebo-controlled Phase 2a proof of concept clinical trial of ADX71149 in epilepsy patients since June 2021. Cohort 1 of the study has been completed and on November 14, 2023, we announced that the last patient had been randomized in Cohort 2. Results evaluating the efficacy, safety and tolerability of ADX71149 in combination with levetiracetam or brivaracetam from patient Cohort 1 and Cohort 2 are anticipated for the second quarter of 2024. Under our agreement with Janssen, Janssen is responsible for financing the development and commercialization, if any, of ADX71149.
Our lead wholly owned drug candidate, dipraglurant, a metabotropic glutamate receptor subtype 5 negative allosteric modulator, or mGlu5 NAM, is currently under evaluation for future development in PD-LID or post-stroke/TBI recovery. We have initiated discussions with potential partners with the objective of collaborating with them for the future development of dipraglurant:
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Dipraglurant for PD-LID.   We received orphan drug designation from the United States Food and Drug Administration, or FDA, for dipraglurant in PD-LID and in a 28-day Phase 2a placebo-controlled clinical trial, conducted in the United States and Europe, in patients with PD-LID, dipraglurant met its primary end point in being generally well tolerated with no clinically significant abnormalities of safety monitoring parameters occurring. In addition, at Day 1 and Day 14, dipraglurant showed statistically significant effects on PD-LID clinical symptoms, as measured using the modified abnormal involuntary movement scale, or mAIMs. However, an increasing placebo response resulted in the effect of dipraglurant on PD-LID clinical symptoms not showing statistical significance at Day 28. On June 17, 2022, we terminated our United States registration program including a pivotal Phase 2B/3 study and an open label study in PD-LID due to slow recruitment attributed to the COVID 19 global pandemic related constraints. Subject to funding or securing a development partner, we are ready to recommence a Phase 2B/3 clinical study.

•
Dipraglurant for post-stroke/TBI recovery.   There are currently no drugs to support post-stroke/TBI recovery and current therapies rely on retraining and physiotherapy, with rehabilitation, largely partial, taking 6 month or more. Functional recovery by stimulating network connectivity in the brain with mGlu5 NAM post-stroke, has been highlighted in a recent publication in Brain and demonstrated preclinically with dipraglurant, which significantly restored functional control after just three days of once-daily treatment. We are conducting additional in vivo studies with dipraglurant in animal models of stroke and subject to funding or securing a development partner, we plan to commence a Phase 2a clinical .There is a large unmet need in post-stroke/TBI recovery, and we believe this innovative approach represents a significant commercial opportunity.
We are completing a funded research program to discover novel gamma-aminobutyric acid subtype-b positive allosteric modulators, or GABAB PAMs, for Indivior PLC, or Indivior. Under the terms of the agreement with Indivior, we have the right to select GABAB PAM drug candidates for a number of reserved indications, including chronic cough. This target is clinically validated with baclofen, an orthosteric agonist of GABAB, used off label to treat cough patients. However, baclofen’s use is limited by serious side-effects, short half-life and gradual loss of efficacy during chronic treatment. By more precisely targeting the GABAB receptor with a PAM we aim to have a best-in-class treatment with improved tolerability suitable for the chronic nature of this disease. This indication has a significant unmet medical need and represents a significant commercial opportunity. We are in the late clinical candidate selection phase and have demonstrated proof-of-concept in animal models of cough with several GABAB PAM compounds. We expect to select drug candidates under the agreement with Indivior at the end of Q2 2024 and subject to securing financial resources expect to start IND enabling studies.
We cannot forecast with any degree of certainty which proprietary products or indications, if any, will be subject to future collaborative arrangements, in whole or in part, and how such arrangements would affect our development plan or capital requirements. To date, we have secured grants and other funding from: The Michael J. Fox Foundation for Parkinson’s Research, or MJFF, for the development of dipraglurant for the treatment of PD-LID; the National Institute of Drug Abuse, or NIDA, to generate important data on the role of GABAB in substance use disorder and the Charcot-Marie-Tooth Association, or CMTA to evaluate the role of GABAB PAM compounds in preclinical models of CMT1A. As we advance our clinical and preclinical programs, we will continue to apply for subsidies, grants and government or agency sponsored studies that could offset or reduce our development costs.
The development and commercialization of drugs is highly competitive. We compete with a variety of multinational pharmaceutical companies and specialized pharmaceutical companies, including products approved for marketing and/or drug candidates under development, for each of the drug candidates and each of the indications for which we are developing. Furthermore, government authorities in the United States, at the federal, state and local levels, and in other countries, extensively regulate, among other things, the research, development, testing, manufacture, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, import and export of pharmaceutical products, such as those we are developing. The processes for obtaining regulatory approvals in the United States and in foreign countries, along with subsequent compliance with applicable statutes and regulations, require the expenditure of substantial time and financial resources.
The Neurosterix Transaction
On April 2, 2024, we divested our allosteric modulator discovery platform and a portfolio of pre-clinical programs to a new Swiss company, Neurosterix Pharma Sàrl (equivalent to an LLC). Neurosterix is focused on the discovery and development of novel orally available allosteric modulator drug candidates, including M4 PAM for schizophrenia, mGlu7NAM for stress related disorders and mGlu2NAM for mild neurocognitive disorders. In connection with the transaction, we received CHF 5.0 million and a 20% equity interest in Neurosterix US Holdings LLC, the sole shareholder of Neurosterix. Neurosterix received USD 63 million in initial funding from a syndicate of investors led by Perceptive Advisors.
The divestment of our discovery platform and early-stage programs includes the transfer of the associated research and development staff, with the provision of a service agreement to allow key members of staff to support us in achieving our business strategy. As of the date of the Transaction, all employees of Addex, other than our Head of Finance, became employees of Neurosterix. Pursuant to the service agreement, certain former Addex employees, including our Chief Executive Officer, will dedicate a portion of their time to Addex.

Research and Development Portfolio
Using our drug development expertise, we have established a portfolio of clinical and preclinical programs, internally and with partners.
Externally Developed Out-licensed Drug Candidate
ADX71149, mGlu2 PAM for the treatment of epilepsy.   Our partnered drug candidate, ADX71149 is a novel orally active metabotropic glutamate receptor subtype 2 positive allosteric modulator, or mGlu2 PAM, for the treatment of epilepsy. Our partner Janssen is conducting a placebo-controlled Phase 2 proof of concept clinical trial of ADX71149 in epilepsy patients since June 2021. Cohort 1 of the study has been completed and on May 10, 2023, we announced that an IRC recommended to continue the study, following review of unblinded data from Part 1 of patient Cohort 1. On November 14, 2023, we announced that the last patient has been randomized in Cohort 2 and results evaluating the efficacy, safety and tolerability of ADX71149 in combination with levetiracetam or brivaracetam from patient Cohort 1 and Cohort 2 are anticipated for the second quarter of 2024.
Internally Developed Drug Candidates
Dipraglurant for PD-LID.   We believe that, subject to regulatory approval, dipraglurant may offer an innovative and differentiated treatment approach from existing therapies. In a 28-day Phase 2a placebo-controlled clinical trial, conducted in the United States and Europe, in patients with PD-LID, dipraglurant met its primary end point in being generally well tolerated with no clinically significant abnormalities of safety monitoring parameters occurring. In addition, at Day 1 and Day 14, dipraglurant showed statistically significant effects on PD-LID clinical symptoms, as measured using the modified abnormal involuntary movement scale, or mAIMs. However, an increasing placebo response resulted in the effect of dipraglurant on PD-LID clinical symptoms not showing statistical significance at Day 28. We received orphan drug designation from the FDA, for dipraglurant in PD-LID. On June 17, 2022, we terminated our United States registration program including a pivotal Phase 2B/3 study and an open label study in PD-LID due to slow recruitment attributed to COVID 19 related constraints. Subject to funding or securing a development partner, we are ready to recommence a Phase 2B/3 clinical study.
Dipraglurant for post-stroke/TBI recovery. There is currently a large unmet need in post-stroke sensorimotor recovery as there are no drugs to support or enhance sensorimotor recovery, and current therapies rely on retraining and physiotherapy, with rehabilitation taking 6 months or more. Functional recovery by stimulating network connectivity in the brain has been demonstrated with dipraglurant which significantly restored functional control in animal studies. We are conducting further in vivo testing in stroke models, and subject to funding or securing a development partner, we plan to commence a Phase 2a clinical study.
Internal Research Programs

GABAB PAM for the treatment of substance use disorder.   Our partner, Indivior, has licensed worldwide rights to our GABAB PAM program and is responsible for all development, manufacture and commercialization of any selected GABAB PAM drug candidates. Under the agreement, we are responsible for executing a research program funded by Indivior to discover novel drug candidates. Indivior has the right to select GABAB PAM drug candidates from our research program. We are in clinical candidate selection (CCS) phase and expect IND enabling studies to be initiated in late 2024. Indivior’s primary focus is substance use disorder. We believe that substance use disorder is an indication with a significant commercial opportunity. Existing therapies often do not provide effective control of symptoms or have side effects that discourage adherence. Subject to regulatory approval, we believe that GABAB PAM may offer an innovative and differentiated treatment approach from existing therapies and provide significant benefit to patients.
GABAB PAM for the treatment of chronic cough.   Our license agreement with Indivior provides for a funded research program, under which we have the right to select drug candidates for exclusive development in certain indications outside of SUD. We plan to develop our selected drug candidates in chronic cough, an indication that has been validated with baclofen, an orthosteric agonist of the GABAB receptor. We have demonstrated preclinical proof of concept of GABAB PAM in various in vivo models of cough and are in late clinical candidate selection phase. Subject to securing funding or a development partner, we plan to initiate IND enabling studies.
Introduction to Allosteric Modulation
Disease and the Role of Proteins
Proteins are complex biological molecules that have many structural and functional roles in the body. They are critical components in the lines of communication between the cells of the body known as signaling pathways. It is now recognized that signaling pathways are altered in many disease states through changes in the function of essential proteins underlying the series of cellular events required for normal biological activity. Most drug treatments are focused on modifying these biological signaling pathways by altering the activity profile of selected proteins suspected to play a key role in the manifestation of a particular disease. The major proteins targeted in drug discovery include membrane-bound receptors, such as G-protein coupled receptors, or GPCRs, or ionotropic (ion channels) receptors and enzymes.
GPCRs as Drug Targets
GPCRs are the largest family of integral membrane receptors, accounting for approximately 3 – 4% of the human genome. GPCRs have evolved to recognize a range of endogenous stimuli and act to transmit messages encoded in stimuli from the exterior to the interior of the cell. The ubiquitous cell surface distribution of GPCRs and their involvement in virtually all biological processes have made GPCRs extremely attractive targets for drug development. In fact, most currently marketed drugs act on GPCRs, emphasizing their importance for drug development.
Conventional Approaches to GPCR Drug Discovery
The drug discovery process involves the design of molecules that interact with a target with high specificity and efficacy. Traditional approaches to drug discovery focus on mimicking or inhibiting the actions of the endogenous activator for a target receptor. Conventionally, this has been done by the design and chemical synthesis of small molecule agonists (activators) or antagonists (inhibitors) that act in a competitive manner through interaction with the same binding site as the endogenous activator.
Competitive agonists and antagonists must have a sufficiently high affinity for the target receptor to displace the endogenous activator and must be maintained at a sufficiently high concentration in the region of the receptor in order to exert an effect. Under these conditions, agonists will induce an activated state and antagonists will induce an inactivated state, and in both states, receptors will not be responsive to natural fluctuations in the levels of endogenous activator, thereby interfering with normal physiological signaling.
Although this approach has historically yielded a number of blockbuster drugs, such as Clopidogrel, or Plavix, Salmeterol, or Serevent, and Aripiprazole, or Abilify, significant challenges remain with respect to the continued development of therapeutically useful GPCR competitive agonists or antagonists due to either lack of receptor selectivity or undesirable side effects.
Allosteric Modulators as GPCR Drugs
In contrast to competitive orthosteric compounds, allosteric modulators of GPCRs interact with binding sites that are topographically distinct from the binding site of the endogenous activator, and therefore do not compete with the endogenous activator. This means that allosteric modulators do not activate or inhibit receptors on their own, but only in the presence of an endogenous activator do they enhance (positively modulate) or inhibit (negatively modulate) the natural physiological activity of the receptor. Consequently, allosteric modulators offer the possibility to preserve normal physiological receptor function while controlling pathologic activity caused by over- or under-activation of an endogenous receptor.
We believe that by applying this non-competitive allosteric modulator approach, we may be able to produce efficacious drug candidates with potentially beneficial properties:
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Novel drug class:   Allosteric modulators are a novel class of orally available small molecule drug candidates with chemical structures unrelated to that of competitive agonist or antagonist drugs and, as such, represent drug candidates with a high potential for composition of matter patent protection.

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Superior receptor sub-type selectivity:   The binding site for an endogenous activator is in general, highly conserved within a GPCR family and achieving receptor subtype selectivity within a family has not always been possible for competitive agonists. The best examples of this are the muscarinic acetylcholine and the metabotropic glutamate receptor families, for which developing competitive, sub-type selective agonists have not been successful thus far. In contrast, allosteric modulator binding sites, being independent of endogenous stimuli, have evolved with a much higher structural diversity than endogenous activator binding sites and consequently offer the potential for the synthesis of drug candidates with much greater sub-type selectivity.

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Ability to discover small molecule drugs for a greater number of GPCR targets:   Several GPCR targets are currently thought to be beyond the reach of conventional competitive drug discovery approaches due to the complexity of the interaction of the endogenous activator with the receptor; including, for example certain peptides, high molecular weight hormones and lipids. For these targets, the allosteric modulator approach represents a novel pathway to develop orally active activator or inhibitor small molecules.

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Ability to re-address well characterized and clinically validated GPCR targets where the pharmaceutical industry has exhausted competitive compound drug discovery approaches:   Allosteric modulator drug candidates offer a promising way to revisit these targets, providing novel small molecules while capitalizing on the existing knowledge on well-validated GPCR targets.

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Improved safety:   Allosteric modulators control pathologic activity while preserving natural physiological signaling activity due to their lack of effect in the absence of the endogenous activator. In addition, they show no or less tolerance to their effect when chronically administered, thereby not requiring increased dosing as is often the case with competitive compounds. Together with their superior selectivity, these allosteric modulator compounds have the potential for improved safety compared to their competitive analogs.

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Clinical use in combination:   Given that allosteric modulators target different binding sites to conventional agonists or antagonists, allosteric modulator drugs may find clinical utility in combination therapies for certain clinical indications.

Orally available brain penetrant small molecule drug candidates that are highly selective for their therapeutic targets and interact with their target in a modulatory manner preserving natural physiological signaling are particularly suitable for chronic diseases such as neurological ones.
Competitive Positioning in Allosteric Modulation Drug Discovery
Since our inception in 2002, we have focused exclusively on allosteric modulation drug discovery and development and all our programs have been developed in house by leading experts in the field of allosteric modulation with years of experience in both industry and academia. Our lead development compound has been licensed to Janssen, a subsidiary of Johnson & Johnson, who is conducting a placebo-controlled Phase 2 proof of concept clinical trial of ADX71149, an mGlu2 PAM, in epilepsy patients since June 2021.
Our second development compound, dipraglurant, an mGlu5 NAM, is being evaluated for development for PD-LID or post-stroke/TBI sensorimotor recovery and subject to funding or securing a development partner, we plan to commence a Phase 2a clinical study .
Our GABAB Program which has been licensed to Indivior. Under the agreement, we are responsible for executing a research program funded by Indivior to discover novel drug candidates, and Indivior has the right to select GABAB PAM drug candidates from our research program. Indivior’s primary focus is substance use disorder. We have the right to select drug candidates for exclusive development in certain indications outside of SUD and plan to develop our selected drug candidates in chronic cough. We are in clinical candidate selection phase and subject to funding or securing a development partner, we plan to initiate IND enabling studies
Our Strategy
Since our inception through December 31, 2023, we have raised an aggregate of CHF 355.2 million in equity financing and generated an aggregate of CHF 66.4 million in revenue, which we have used to discover and develop our pipeline of drug candidates. The key elements of our strategy include the following:
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Continue to evaluate dipraglurant for past-stroke/TBI recovery. We are currently validating dipraglurant’s use in animal models of stroke, we have drug product ready and subject to funding or securing a development partner, plan to initiate a Phase 2B/3 clinical study.

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Continue to advance our GABAB PAM research programs. We are currently completing a research program funded by Indivior to discover novel GABAB PAM drug candidates. We have the right to select drug candidates for exclusive development in certain indications such as cough. We are currently in clinical candidate selection phase and, subject to funding, we plan to initiate IND enabling studies.

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Continue to pursue collaborative arrangements with other pharmaceutical companies.   We are seeking collaborative arrangements with third parties to advance the development and commercialization of our drug candidates.

Externally Developed Out-licensed Product Candidate
ADX71149 for the treatment of Epilepsy
Epilepsy is one of the most common serious neurological disorders affecting about 65 million people globally (Thurman et al. 2011). It affects 1% of the population by age 20 and 3% of the population by age 75 (Holmes et al. 2008). Epilepsy describes a condition in which a person has recurrent seizures due to a chronic, underlying process. Epilepsy refers to a clinical phenomenon rather than a single disease entity, since there are many forms and causes. Epilepsy is defined by any of the following conditions: (1) at least two unprovoked (or reflex) seizures occurring >24 hours apart; (2) one unprovoked (or reflex) seizure and a probability of further seizures similar to the general recurrence risk (at least 60%) after two unprovoked seizures, occurring over the next 10 years; (3) diagnosis of an epilepsy syndrome (Fisher et al. 2014). The synaptic vesicle protein 2A, or SV2A has been identified as a broad-spectrum anti-convulsant target in models of partial and generalized epilepsy, and studies in animal models and human tissue suggest that changes in the expression of SV2A are implicated in epilepsy (Mendoza-Torreblanca et al. 2013; Kaminski et al. 2012). SV2A ligands include levetiracetam (Lynch et al. 2004), which is an anti-epileptic drug commercialized under trademark Keppra®, is approved in Europe and the United States as a monotherapy or add-on therapy in patients diagnosed with epilepsy.
Our partnered drug candidate, ADX71149, is a novel orally active mGlu2 PAM. Our partner, Janssen, has completed Phase 1 and two Phase 2a clinical trials in schizophrenia and anxious depression, respectively. Janssen has announced that ADX71149 has been extensively profiled in preclinical models of epilepsy showing both standalone activity and in combination with SV2A ligands including Keppra. Janssen has patented the combination of mGlu2 PAM with SV2A ligands for the treatment of epilepsy and is conducting a placebo-controlled Phase 2 proof of concept clinical trial of ADX71149 in epilepsy patients since June 2021. Cohort 1 of the study has been completed and on May 10, 2023 we announced that an interim review committee, or IRC recommended to continue the study, following review of unblinded data from Part 1 of patient Cohort 1. On November 14, 2023, we announced that the last patient had been randomized in Cohort 2 and results evaluating the efficacy, safety and tolerability of ADX71149 in combination with levetiracetam or brivaracetam from patient Cohort 1 and Cohort 2 are anticipated for the second quarter of 2024.
Epilepsy is an indication with a large commercial opportunity as existing therapies frequently provide ineffective control of symptoms or have side effects that discourage adherence. We believe that, subject to regulatory approval, ADX71149 may provide a substantial benefit to patients. Under our agreement with Janssen, Janssen is responsible for, including the financing of, development and commercialization, if any, of ADX71149.
Our Internally Developed Product Candidates
Dipraglurant
Dipraglurant is a selective, orally active small molecule drug product which acts as an mGlu5 NAM. We discovered dipraglurant and hold composition of matter and polymorph patents granted in the United States, Europe and Japan. Dipraglurant is selective for mGlu5 and does not have significant activity or binding affinity to other mGlu or other CNS receptors, such as serotonin, GABA or dopamine receptors. There are currently no drugs of this class on the market. Dipraglurant is currently under evaluation for future development in a range of potential therapeutic indications including PD-LID and post-stroke /TBI recovery. We have initiated discussions with potential partners with the objective of collaborating with them for the future development of dipraglurant and, subject to funding or securing a development partner, plan to initiate clinical studies for one of these indications.
Dipraglurant for post-stroke/TBI recovery
Globally more than 100 million people have survived an ischemic stroke and this number is increasing by 5.7 million per year. In the United States there are around 800,000 strokes of different severities per year, which can lead to motor paralysis, loss of sensory function, impaired autonomic functions such as bladder/bowel control, impaired cognition leading to deficits in communication, attention and memory, and often accompanied by pain.
There are currently no drugs to support sensorimotor recovery and current therapies rely on retraining and physiotherapy, with rehabilitation, often only partial, taking 6 months or more. In the meantime, patients may require assistance in routine tasks, personal care and daily living, increasing the burden of care and the risk of the onset of other comorbidities such as depression and social inadequacy.
Following stroke, focal lesions lead to neural tissue necrosis in confined areas and the brains modular organization is disrupted causing module segregation, leading to local imbalances in excitation/inhibition. mGlu5 receptors are widely expressed in medial prefrontal, somatosensory and motor cortices of the brain. mGlu5 modulates glutamatergic neurotransmission and is involved in plastic changes in neural circuits, interfering with neuroplasticity — a key mechanism in post-stroke sensorimotor recovery. The mGlu5 receptor is also involved in aberrant synaptogenesis and neural circuit reorganization associated with several neurological disorders, including stroke. By inhibiting mGlu5 receptors with a negative allosteric modulator (NAM), we aim to support cortical reorganization and formation of new functional pathways, restoring functional connectivity changes toward pre-lesion state and excitation/inhibition homeostasis in tandem with physiotherapy.
Functional recovery by stimulating network connectivity in the brain has been demonstrated with MTEP (an mGlu5 NAM) and resulted in a significant motor recovery of functional control (Figure below)

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Dipraglurant also significantly restored functional control in a shorter, 3-day experiment (Figure below).

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We are conducting further in vivo testing and subject to funding or securing a development partner, plan to commence a Phase 2a study.
There is a large unmet need in post-stroke/TBI recovery, and we believe this innovative approach presents a significant commercial opportunity.
Dipraglurant for PD-LID
Parkinson’s disease is a progressive neurodegenerative disease that results in the loss of dopaminergic neurons in the substantia nigra, or SN. One consequence of the depletion of dopamine in this disease is a series of movement disorders, including bradykinesia, akinesia, tremor, gait disorders and problems with balance. Early in the course of the disease, these motor symptoms of Parkinson’s disease are effectively treated by dopamine replacement with the use of levodopa or dopamine D2 receptor agonists or monoamine oxidase B inhibitors. However, as the disease progresses, these agents become less effective in controlling motor symptoms and PD-LID often emerges.
PD-LID is involuntary movement that may affect any body area, including the face, trunk or limbs. Oral levodopa is currently the most effective treatment available for motor symptoms associated with

Parkinson’s disease. However, long term levodopa use is often associated with the development of dyskinesia, which may be as disabling as the symptoms of Parkinson’s disease. Dyskinesias are comprised principally of two types of movement: chorea, which is a rapid uncontrolled movement, and dystonia, which is a slow, often painful, writhing movement.
Even though levodopa provides more effective motor symptom control than other currently available therapies, physicians tend to delay use of levodopa use for as long as possible, using dopamine agonists or monoamine oxidase B inhibitors in the early stages of the disease, due to the inexorable onset of dyskinesia onset with levodopa use. Dopamine agonists and monoamine oxidase B inhibitors become less effective as Parkinson’s disease progresses and are associated with dose limiting side effects, including Impulse Control Disorders, or ICDs, such as pathological addictions to gambling, shopping, eating or sex.
The occurrence of PD-LID is linked to the neurodegenerative process of PD and is not solely related to the duration of dopamine replacement therapy. For instance, in severe advanced stage Parkinson’s disease patients, dyskinesia can be provoked after a first high dose of levodopa. Chronic or high dose dopamine replacement treatments alone do not lead to dyskinesia, but may lower the threshold for dyskinesia occurrence following dosing, as neurodegeneration progresses. Efforts to reduce the use of high doses of levodopa or dopamine agonists, by using more frequent lower doses or extended-release formulations, can improve dyskinesias but may be at the expense of optimal motor function. In the later stages of Parkinson’s disease, the patient and physician have to balance good motor symptom control against the occurrence of levodopa-induced dyskinesia.
If dyskinesia could be effectively treated, or even delayed or eliminated, it is likely that doctors would use levodopa earlier in the treatment of Parkinson’s disease. Currently available therapies, such as amantadine and Deep Brain Stimulation, or DBS surgery, often have limited effectiveness or tolerance in patients. The response of patients varies widely to amantadine, which in its generic form is commonly used off label to treat dyskinesia. Typically, amantadine only works for some, if any, dyskinesias suffered by a patient. Amantadine often has side effects which may limit its use, and some patients do not tolerate it at all. Some of the more common side effects of amantadine include blurred vision, digestive issues, postural hypotension, dizziness, falls, ankle oedema, drowsiness, trouble sleeping, depression and psychotic symptoms. DBS surgery, a non-pharmacological treatment strategy, is used primarily for patients whose symptoms cannot be satisfactorily controlled with medications. Patients experience varied results with DBS surgery, and even patients who experience better motor symptom control with DBS surgery may have continued symptoms of dyskinesia. Furthermore, many patients are unwilling to undergo DBS surgery, since it is a costly, invasive surgical procedure that could result in complications.

Figure 1: Pharmacokinetic profile of Dipraglurant and L-Dopa in Humans
The rapid absorption and relatively short half-life of dipraglurant in the current immediate-release, or IR, formulation is thought to be well suited for use in PD-LID. The pharmacokinetic, or PK, profile of dipraglurant (IR) mirrors that of levodopa with peak plasma concentration occurring around the same time as that of levodopa and the duration of plasma exposure covering that of the “On” period (the time when levodopa is having its effect, Figure 1). Dyskinesia occurs predominantly during the period immediately following levodopa dosing; troublesome peak-dose dyskinesia (dyskinesia which severely interferes with the patient’s daily activity) usually appears as levodopa reaches Cmax and parallels the period of maximal clinical benefit. Based on its similar PK profile, dipraglurant is expected to optimally inhibit the abnormal glutamate stimulation during peak levodopa dose, while releasing the receptor during normal activity. Furthermore, dipraglurant will wash out between doses, releasing the mGlu5 receptor when not required, i.e: when levodopa has worn off.
Dipraglurant completed Phase 2a PD-LID clinical trial
We evaluated the efficacy, safety and tolerability of dipraglurant at 50 mg and 100 mg in a Phase 2a proof-of-concept four weeks, randomized, double-blind, placebo-controlled, parallel-group out-patient clinical trial in 76 patients with Parkinson’s disease (dipraglurant n = 52, placebo n = 24) with moderate or severe LID. The study was conducted in 25 centers in the United States, France, Germany and Austria. The severity of LID was evaluated by both clinicians and the patients using the modified Abnormal Involuntary Movement Scale, or mAIMS, patient diaries and the patient global impression of change, or PGIC, and the clinician global impression of change, or CGIC, for both dyskinesia and motor symptoms of Parkinson’s disease. Motor symptoms of Parkinson’s disease were assessed using the Unified Parkinson Disease Rating Scale, or UPDRS.
The Phase 2a proof of concept clinical trial of dipraglurant in PD-LID met its primary end point, was generally well tolerated and no clinically significant abnormalities of safety monitoring parameters occurred. In addition, dipraglurant showed statistically significant effects on PD-LID as measured using mAIMS at Day 1 and Day 14. However, an increasing placebo response resulted in the effect of dipraglurant on PD-LID symptoms not showing statistical significance at Day 28.

Figure 2: Dipraglurant Phase 2a PD-LID clinical trial design
Figure 3: Dipraglurant Phase 2a PD-LID clinical trial dosing schedule
Patients were randomized to receive either active or placebo treatment at a 2:1 ratio. A blinded dose-titration regimen was employed over the first 3 weeks of treatment. Following the initial intake of a single capsule containing 50 mg or matching placebo, dose and dosing frequency were progressively escalated up to the target regimen of 100 mg tid (total daily dose of 300 mg) beginning on Day 22; the up-titration scheme was customizable based on tolerability. Dyskinesia was measured using the mAIMS at the mid-day does of dipraglurant and levodopa on Day 1, 14 and 28. Due to the short half-life of dipraglurant the acute effect of 50mg dose was measured on Day 1 and the acute effect of 100mg dose was measure on Day 14 and Day 28.
Outcome Measures
The primary objective of the study was safety and tolerability. This was assessed based on vital signs, physical and neurological examination, electrocardiogram, or ECG, laboratory tests, and AE monitoring.
Secondary efficacy outcome measures included the mAIMS, UPDRS Part III and patient diaries.
The main efficacy endpoint was severity of dyskinesia determined with mAIMS for dyskinesia in face, neck, trunk, and each of the upper and lower limbs. At screening, patients had to specify a dose of levodopa between 10:30 am and 3:30 pm that was regularly associated with moderate to severe dyskinesia. As severity of dyskinesia generally correlates with the plasma concentration of levodopa (peak dose dyskinesia) and as Tmax of dipraglurant is comparable, study medication was to be taken within 15 minutes prior to levodopa. Dyskinesia following this midday dose was assessed by the mAIMS on Days 0, 1, 14 and 28.

Figure 4: MMRM analysis of the effect of dipraglurant on the peak mAIMS score reported as reduction from baseline
The above figure shows the effect of dipraglurant on dyskinesia as measured using the mAIMS at Day 1, 14 and 28. Dipraglurant reduced dyskinesia compared to placebo at all visits over the 28 days and showed statistically significant effects at Day 1 and 14 as well as improvements of ≥30% at Day 14 which were sustained through Day 28. The level of improvement with dipraglurant at each time point and Day 28 was about twice that of placebo. However, an increasing placebo response resulted in the effect of dipraglurant on PD-LID symptoms not showing statistical significance at Day 28. We believe the dose titration technique employed along with the 2:1 randomization of active to placebo, as well as the fact that placebo-mitigating techniques were not deployed in the study, contributed to the placebo response.
Figure 5: Dipraglurant cumulative % of PD-LID patients showing > 30% change of peak mAIMS from baseline

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Responders were defined as those patients reaching at least 30% improvement in peak mAIMS scores compared to baseline. At all visits, the percentage of responders was higher in the dipraglurant-treated group than in the placebo group and, on Days 14 and 28, exceeded 50% and showed a statistically significant difference over placebo.

Figure 6: Clinician rated global impression of change in LID patients after administration of dipraglurant and placebo

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There was a significant improvement in the CGI-C as determined by the investigators. Figure 6 summarizes the results across each score level and for each treatment group at Day 28. The CGIC for improvement of dyskinesia was assessed by the investigating physician at Day 28 compared to baseline. The dipraglurant group improved by 71.2% versus 49.9% for the placebo group at Day 28 (p < 0.05).
Other Secondary Measures of Efficacy
Dipraglurant did not worsen motor control
UPDRS Part III scores in the post-levodopa dosing period did not differ between treatment groups. There was no evidence that dipraglurant led to increased parkinsonism or “Off” periods. This was an expected result given the mechanism of action, but was important to establish, as it confirms that the anti-dyskinetic benefits observed with treatment did not come at the cost of worsened motor control.
Patient reported effects on PD motor symptoms and dyskinesia — diary data
Mean daily “Off” time tended to decrease in each treatment group in weeks 1, 2 and 3, but at week 4, “Off” time decreased by about 50 minutes per day in the dipraglurant group versus an increase of about 9 minutes in the placebo group. Although, the week 4 difference was not statistically significant, or NSS (the study was not powered to detect such changes), it remains interesting and suggests the potential for additional benefits of treatment in this patient population.

Figure 7. Pattern of motor complications of dipraglurant group patients over the course of a day, as reported in patients’ diaries — baseline versus week 4
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The mean daily percentage of time in “On” with no dyskinesia increased in both treatment groups. At week 4, the dipraglurant group showed a 2.28 hours increase compared to 1.78 hours for the placebo group (NSS).
Overall, there were more patients in the dipraglurant group who reported “On” time without (w/o) dyskinesia and fewer patients reporting “On” time with dyskinesia (Figure 7). In this analysis, dipraglurant treatment improved the percentage of patients in “On” time without LID from morning to late afternoon.
Safety and Tolerability Data
This first study in PD patients met its primary objective and generally demonstrated tolerability for dipraglurant taken at doses of up to 100 mg tid for 4 weeks. The types of adverse events, or AEs, observed in PD patients up to 75 years of age were generally similar to those seen in healthy normal subjects. Fifty-two patients were exposed to the study drug vs. 24 patients on placebo.
The overall incidence of treatment emergent adverse events, or TEAEs, for the 4-week treatment period was 88.5% for the dipraglurant group compared to 75% for placebo. As doses increased over the titration period, an increase in AE incidence was observed. In Weeks 1 and 2, AE incidence was 53.8% for patients receiving dipraglurant 50 mg vs. 58.3% for placebo and, in Weeks 3 and 4, it was 73.1% for dipraglurant 100 mg vs. 62.5% for placebo. In both treatment groups, AEs occurred most commonly in the central nervous system (51.9% dipraglurant vs. 45.8% placebo).
The only significantly increased event compared to placebo was nausea. Although dyskinesia or worsening of dyskinesia was reported more frequently for dipraglurant than for placebo (n=11 vs. 3; 21.2% vs. 12.5%), there was no pattern to these reports and most were transient. In addition, 3 of the 11 patients who reported worsening dyskinesia in the treated group did so only in the follow-up period (i.e. when not taking the drug), thus the dyskinesia reocurred only after therapy had stopped. Therefore, the adjusted AE% was similar, 15.3% for dipraglurant vs. 12.5% for placebo.
Two patients withdrew due to TEAEs. Both were in the dipraglurant group at the 100 mg dose level.
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One case concerned a 68-year-old man who experienced severe nausea, dizziness, and anxiety after he had been treated with dipraglurant for 3 weeks. At the time of AE, the patient was receiving 100 mg tid. After 3 days, the medication was discontinued and the AEs resolved without sequelae.

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The other case concerned a 69-year-old man who experienced several AEs. On treatment Day 6, when he was taking 50 mg bid, he experienced moderate dyskinesia and fell. On Day 8, he experienced mild nausea and continued to experience moderate dyskinesia and sweating. The patient continued with the protocol defined dose escalation and started the 100 mg midday dose on Day 14. On Day 17, study medication was discontinued. By Day 21, nausea had resolved, whereas dyskinesia and sweating had not.

Only one severe AE occurred in the dipraglurant group, and, as it occurred 2 days after the end of treatment, it was considered unrelated to study medication.
Clinical laboratory tests in the study (biochemistry, hematology and urinalysis) did not show any relevant differences, neither over time nor between groups. There were no clinically significant ECG changes that occurred in the study in patients receiving dipraglurant.
Dipraglurant in PD motor symptoms
There is an increasing body of literature that suggests that inhibiting mGlu5 in the striatopallidal pathway may also improve the motor symptoms of PD and may also prevent excitotoxic damage to the substantia nigra. Dipraglurant was investigated in the haloperidol induced catalepsy (HIC) model, an animal model of Parkinson’s disease. Haloperidol is an antagonist of the dopamine D2 receptor and overcoming the catalepsy (immobility) induced by haloperidol administration is suggestive of antiparkinsonian activity and may also have relevance for other movement disorders, such as tardive dyskinesia and dystonia, where reduced activity of dopamine D2 receptors is implicated. In the rat HIC model, dipraglurant reduced the amount of time rats were immobile, in a dose dependent manner. The effective plasma concentration was similar to that for the treatment of dyskinesia in the MPTP macaque and that which was seen to be effective in PD-LID patients. The suggestion of antiparkinsonian activity was also supported by observations in the Phase 2a clinical trial. In week 4 of treatment, patients reported an average “Off” time reduction of 50 minutes per day. Also, both patients and clinicians reported improvements in PD symptoms compared to placebo. Although none of these results were statistically significant, the observations were interesting and were noted by the PD experts who took part in the trials. PD motor symptom effects will continue to be evaluated in the larger pivotal clinical trials.
Dipraglurant in PD non-motor symptoms
As well as suffering from difficulty with poor and uncontrolled motor symptoms, PD patients also suffer from a wide variety of non-motor symptoms. Among these are affective disorders (e.g., anxiety, depression and anhedonia) and compulsive behavioral disorders (e.g., sex, alcohol, gambling, and shopping addiction). These compulsive behaviors are particularly linked to treatment with dopamine agonists and more specifically to those which act on the dopamine D3 receptor as well as D2 (e.g. pramipexole). Inhibition of mGlu5 is pre-clinically and clinically validated for the treatment of anxiety and depression, although no mGlu5 inhibitors are yet marketed for these indications. Additionally, inhibition of mGlu5 has been shown to have anti-addictive properties in a number of animal models, including cocaine self-administration in rats. These data suggest that mGlu5 inhibition may potentially have utility in treating certain non-motor symptoms of PD.
We received orphan drug designation from the United States Food and Drug Administration, or FDA, for dipraglurant in PD-LID and completed a Phase 2 proof of concept study. On June 17, 2022, we terminated our United States registration program including a pivotal Phase 2B/3 study and an open label study in PD-LID due to slow recruitment related to COVID-19. We have drug product available and are ready to re-start our pivotal program once further funding or a suitable partner is found.
Subject to regulatory approval we think dipraglurant could significantly improve the quality of life of Parkinson’s patients and offer a robust commercial opportunity.
Material Internal Research Programs
GABAB PAM
Activation of the GABAB, receptor, a Family C class of GPCR, is clinically and commercially validated. Generic GABAB receptor agonist, baclofen, also known as chlorophenibut, is marketed for spasticity and some spinal cord injuries, and used for overactive bladder, or OAB, but its wider use is limited due to a variety of side effects and short half-life. Researchers have shown that baclofen is effective in reducing drug self-administration, cravings, and anxiety, and thus promotes abstinence.
Our GABAB PAM drug candidates are novel, orally available, small molecules that have demonstrated positive effects and tolerability in several preclinical rodent models of pain, anxiety, addiction, cough and OAB. GABAB PAMs differ from the generic drug baclofen in that they are PAMs rather than orthosteric agonists at the GABAB receptor. The GABAB PAM only acts when the natural ligand (GABA) activates the receptor, and therefore respects the physiological cycle of activation. It has been proposed that PAMs produce fewer adverse effects and lead to less tolerance to effect than direct agonists (May and Christopoulos 2003; Langmead and Christopoulos 2006; Perdona et al. 2011; Urwyler 2011; Gjoni et al., 2008; Ahnaou et al).
GABAB PAM for the treatment of substance use disorders, including alcohol use disorder
Our partner, Indivior, has licensed worldwide rights to our GABAB PAM program and is responsible for all development, manufacture and commercialization of any selected GABAB PAM drug candidates. Under the agreement, we are responsible for executing a research program funded by Indivior to discover novel drug candidates. Indivior has the right to select GABAB PAM drug candidates from our research program. We are in the clinical candidate selection phase and expect IND enabling studies to be initiated in 2024. Indivior’s primary focus is substance use disorder, including alcohol use disorder. We believe that substance use disorder is an indication with a significant commercial opportunity. Existing therapies often do not provide effective control of symptoms or have side effects that discourage adherence. Subject to regulatory approval, we believe that GABAB PAM may offer an innovative and differentiated treatment approach from existing therapies and may provide benefit to patients.
Scientific advances have revolutionized our understanding of addiction as a chronic, relapsing disease and not a moral failure. Drug addiction is a complex illness which is characterized by intense and, at times, uncontrollable drug craving, along with compulsive drug seeking and use that persist even in the face of devastating consequences. Addiction affects multiple brain circuits, including those involved in reward and motivation, learning and memory, and inhibitory control over behavior. While a person initially chooses to take drugs, over time the effects of prolonged exposure on brain functioning compromise the ability to choose, and seeking and consuming the drug become compulsive, often eluding a person’s self-control or willpower. Because drug abuse and addiction have so many dimensions and disrupt so many aspects of an individual’s life, treatment is not simple. Addiction treatment must help the individual stop using drugs, maintain a drug-free lifestyle, and achieve productive functioning in the family, at work and in society. Patients typically require long-term or repeated episodes of care to achieve the ultimate goal of sustained abstinence and recovery of their lives.
Alcohol Use Disorder, or AUD is a broad term for problems with alcohol, and is generally indicative of compulsive and uncontrolled consumption of alcoholic beverages. It is medically considered a disease, specifically an addictive illness. The World Health Organization estimates that about 140 million people throughout the world suffer from alcohol dependence. Patients with AUD suffer major changes to the brain structure and chemistry. Excessive alcohol consumption damages almost every organ in the body and the cumulative toxic effects can cause both medical (cirrhosis of the liver, pancreatitis, heart disease, peptic ulcers, sexual dysfunction) and psychiatric (epilepsy, dementia, psychosis, anxiety & depression) problems. Treatment of alcoholism is complex with current standard of care typically being prescribed to patients with heavy drinking but largely being unable to prevent them from relapsing. Approximately 5.8 percent or 14.4 million adults in the United States ages 18 and older had AUD in 2018. This includes 9.2 million men and 5.3 million women. In addition, an estimated 401,000 adolescents ages 12-17, in the United States, had AUD in 2018.
The program is in clinical candidate selection phase and we expect our partner, Indivior to initiate IND enabling studies in 2024.
GABAB PAM for the treatment of chronic cough
Our license agreement with Indivior provides for a funded research program, under which we have the right to select drug candidates for exclusive development in certain indications outside of substance use disorders, including chronic cough and pain. Chronic cough is a cough that lasts 8 weeks or more and does not respond to treatment for underlying cause or is unexplained. There are more that 18 million sufferers in the United States and Europe. In addition to the inconvenience of coughing potential complications can include, headaches, fainting, anxiety or depression, sleep loss, urine leakage, vomiting and muscle pain.
Current medications, including opioid drugs (codeine, morphine) and gabapentin/pregabalin deliver some relief, but their wider use is limited by side-effects and risk of abuse. Also, they are not recommended for children under 12. Current cough medications show limited or lack of effectiveness in 60% and 30% of patients, respectively. P2X3 inhibitors (gefapixant) have greater scope but still leave up to 25% of patients without any relief; in addition, discontinuation occurs due to gustatory side-effects.
Chronic cough is driven by hypersensitivity of the sensory C- and Aδ-fibers of the vagus nerve in combination with hypersensitivity of brain regions regulating cough. GABAB potentiators reduce cough by acting on GABAB receptors:
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In the brain, in the regions regulating cough, including somatosensory cortex, thalamus, amygdala, solitary tract and paratrigeminal nuclei.

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In the periphery, on sensory endings of C-and Aδ-fibers, airway epithelium, lung smooth muscle cells and neutrophils, on cell bodies located in the jugular and nodose ganglia.

This target is well-validated and supported by clinical and preclinical data. Baclofen (a GABAB agonist) is used off-label in patients with chronic cough. Also, baclofen showed efficacy in several clinical studies and in animal models of cough. However, centrally-mediated side-effects (nausea, sedation, dizziness), poor pharmacokinetic profile (short half-life) and tolerance following repeated administration limit its clinical use.
We are developing multiple chemical series of GABAB PAMs as a treatment for refractory chronic cough. The program is in late clinical candidate selection phase, and subject to further funding or securing a development partner, we expect to initiate IND enabling studies.
Competition
The development and commercialization of drugs is highly competitive. For each of the drug candidates and indications that we are pursuing, we compete with a variety of multinational and specialized pharmaceutical companies. This, includes products approved for marketing and/or drug candidates under development by our competitors which include:
ADX71149 for the treatment of epilepsy
Currently available therapies treatment of epilepsy includes racetams such as Brivaracetam (Briviact®) or Levetiracetam (Keppra®); benzodiazepines such as diazepam (Valium®), clonazepam (Klonopin®), lorazepam (Ativan®); carboxamides such as Carbamazepine (Carbatrol® or Tegretol®) and Eslicarbazepine

(Aptiom®); GABA analogs such as Gabapentin (Neurotin®) or Pregabalin (Lyrica®); Perampanel (Fycompa®). Late-stage drug candidates in development which could compete with ADX71449 include Ganaxolone, Cannabidiol (Epidiolex), Everolimus (Afinitor / Votubia), ZX008.
Dipraglurant for post-stroke sensorimotor recovery
Therapies to improve patient motricity largely rely on physiotherapy and there are currently no drugs on the market to assist this process. There are currently 4 Phase 2a studies underway; Teva are testing armodafinil in combination with task-related training, Inserm are testing galantamine with cognitive rehabilitation, UCLA are testing Sinemet (L-DOPA) with the rehabilitation of the upper arm and KSA are testing L-DOPA with physiotherapy.
Dipraglurant for the treatment of PD-LID
Amantadine, GOCOVRI® (extended-release amantadine) and Deep Brain Stimulation (DBS) surgery are currently available therapies for the treatment of PD-LID. In addition, several drug candidates currently in clinical development could compete with dipraglurant for the treatment of PD-LID. Avanir Pharmaceuticals, Inc. is developing AVP-923 (NMDA antagonist), Neuraltus Pharmaceuticals, Inc. is developing NP002 (nicotine receptor agonist), Newron Pharmaceuticals, Inc. is developing safinamide (MAO-B inhibitor), Novartis Pharma AG is developing AQW051 (alpha 7 nAChR inhibitor). Integrative Research Laboratories Therapeutics AB is developing Mesdopetam (Dopamine 3 receptor antagonist), VistaGen Therapeutics Inc. is developing AV101 (NMDA antagonist), and Prilenia Therapeutics Inc. is developing pridopidine (D2 receptor agonist).
GABAB PAM for the treatment of substance use disorders, including alcohol use disorder
Currently available treatments of addiction include Buprenorphine (Suboxone®, Subutex®, Probuphine®, Sublocade™), naltrexone (Vivitrol®) to treat opioid addiction; bupropion (Zyban®) and varenicline (Chantix®) to treat nicotine addiction; and naltrexone (Vivitrol®), Acamprosate (Campral®), Disulfiram (Antabuse®) to treat alcohol addiction. Baclofen (a GABAB agonist) has been largely used off-label to treat alcohol abuse, and its approval is under review in France. In addition, several novel derivatives of baclofen are in clinical development and Astellas is in Phase I with ASP8062 as a novel GABAB PAM for substance-related disorders.
GABAB PAM for the treatment of chronic cough
Current medications for chronic cough include opioid drugs (codeine, morphine), gabapentin (Horizant, Neurontin), pregabalin (Lyrica), dextromethorphan (Benylin, Broncophan, Robitussin), guaifenesin (Mucinex, Bidex, Organidin). However, they suffer from limitations of use due to many side effects including abuse potential, drowsiness, GI dysfunction. Their antitussive effectiveness is lacking in large portion of patients, and most are not recommended for children under 12.
Recently, new classes of agents have demonstrated efficacy in clinical trials, including purinergic P2X3 receptor and neurokinin-1 receptor inhibitors. The P2X3 antagonist, gefapixant, is the first molecule approved in Japan and Europe for the treatment for refractory and unexplained chronic cough in adults. However, while having greater scope, gefapixant still leaves up to 25% of patients without any relief and treatment discontinuation occurs due to gustatory side-effects.
Baclofen, the GABAB orthosteric agonist, has been used off-label to treat GERD-related chronic cough, but also cough caused by angiotensin-converting enzyme inhibitors and chronic refractory cough of unknown cause.
Recent Developments
Sale Agency Agreement
On July 25, 2023, we entered into a sale agency agreement with Kepler Cheuvreux to sell treasury shares on Six Swiss Exchange from time to time, the substantive terms of which aligned with the original sale agency agreement between us and Kepler Cheuvreux, dated August 24, 2020 which was most recently amended on June 21, 2022. The new sale agency agreement expires on June 26, 2024. From July 25, 2023 to February 29, 2024, 3,314,531 shares listed on SIX have been sold with a total net proceeds of CHF249,663.
Grant of Equity Incentive Units
On January 8, 2024, 6,439,124 equity incentive units giving the right to purchase 6,439,124 shares listed on SIX, have been granted to Board members, Executive Managers and employees. The equity incentive units will expire ten years after issuance and have an exercise price of CHF 0.05 per share.
Termination of Controlled Equity OfferingSMAgreement
On January 29, 2024, we and Cantor Fitzgerald & Co., or Cantor, agreed to terminate the Controlled Equity OfferingSM Sales Agreement, dated as of June 29, 2021, or the Cantor sales agreement, between us and Cantor, effective immediately. Through January 26, 2024, we sold ADSs under the Cantor sales agreement for a total net proceeds of USD 12,000.
Sale of our allosteric modulator drug discovery technology platform and pre-clinical programs
On April 2, 2024, we divested our allosteric modulator discovery platform and a portfolio of pre-clinical programs to a new Swiss company, Neurosterix Pharma Sàrl (equivalent to an LLC). Neurosterix is focused on the discovery and development of novel orally available allosteric modulator drug candidates, including M4 PAM for schizophrenia, mGlu7NAM for stress related disorders and mGlu2NAM for mild neurocognitive disorders. In connection with the transaction, we received CHF 5.0 million and a 20% equity interest in Neurosterix US Holdings LLC, the sole shareholder of Neurosterix. Neurosterix received USD 63 million in initial funding from a syndicate of investors led by Perceptive Advisors.
The divestment of our discovery platform and early-stage programs includes the transfer of the associated research and development staff, with the provision of a service agreement to allow key members of staff to support us in achieving our business strategy. As of the date of the Transaction, all employees of Addex, other than our Head of Finance, became employees of Neurosterix. Pursuant to the service agreement, certain former Addex employees, including our Chief Executive Officer, will dedicate a portion of their time to Addex in 2024. Unless the service agreement is extended, we may need to significantly expand our operations in order to continue to develop our programs.

THE OFFERING
This prospectus relates to the resale by the selling shareholder identified in this prospectus of up to an aggregate of 465,081 ADSs (representing 55,809,720 shares) consisting of Warrants with an exercise price of USD 20.00 per ADS and expiring, on April 5, 2028. The Warrants consist of warrants originally issued on April 5, 2023 and amended warrants that were originally issued on December 21, 2021 and July 26, 2022, as such warrants were amended on April 3, 2023 to reduce the exercise price and amend such other terms to match the April 5, 2023 warrants. We will not receive any proceeds from the sale of the ADSs by the selling shareholder. However, we will receive cash proceeds equal to the total exercise price of any Warrants or Pre-Funded Warrants that are exercised for cash.
Securities offered by the selling shareholder
465,081 ADSs (representing 55,809,720 shares) deliverable upon exercise of the Warrants.
Shares outstanding as of February 29, 2024
128,257,059
Shares outstanding as of February 29, 2024 assuming exercise of the Warrants
184,066,779 shares, which assumes the exercise of the Warrants to purchase 465,081 ADSs (representing 55,809,720 shares)
The ADSs
Each ADS represents one hundred and twenty of our shares. The depositary will be the holder of the shares underlying the ADSs and you will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time.
To better understand the terms of the ADSs, you should carefully read the section in this prospectus entitled “Description of the ADSs.” We also encourage you to read the deposit agreement, which is incorporated by reference as an exhibit to the registration statements that include this prospectus.
The Warrants
The Warrants include the warrants originally issued on April 5, 2023 as well as the warrants originally issued on December 21, 2021 and July 26, 2022 and amended on April 3, 2023. The Warrants have an exercise price of USD 20.00 per ADS and will expire on April 5, 2028. The warrants originally issued on April 5, 2023 are exercisable 90 days from the date of issuance while the amended warrants originally issued on December 21, 2021 and July 26, 2022 and amended on April 3, 2023 are exercisable starting July 5, 2023.
Use of Proceeds
We will not receive any proceeds from the sale of the shares represented by ADSs by the selling shareholder. All net proceeds from the sale of the ADSs represented by shares covered by this prospectus will go to the selling shareholder. However, we will receive cash proceeds equal to the total exercise price of any exercise of Warrants and Pre-Funded Warrants for cash.
We intend to use the proceeds from the exercise of any Warrants, or Pre-Funded Warrants for cash to advance our portfolio of drug candidates and for general corporate purposes. See the section of this prospectus titled “Use of Proceeds.”
Depositary
Citibank, N.A.

Risk Factors
You should read the “Risk Factors” section starting on page 22 of this prospectus, and other information included or incorporated by reference into this prospectus for a discussion of factors you should carefully consider before deciding to invest in ADSs representing our shares.
Trading Symbols
Our ADSs are listed on Nasdaq under the symbol “ADXN” and our shares are listed on the SIX under the symbol “ADXN”.
Unless otherwise stated in this prospectus, the number of our shares set forth herein is based on 128,257,059 shares outstanding as of February 29, 2024, but excludes:
•
56,097,437 treasury shares indirectly held through our wholly owned subsidiary Addex Pharma SA as of February 29, 2024, of which 55,936,366 are available for the exercise of the Warrants;

•
89,117,248 shares issuable out of our capital band expiring on December 18, 2028, available for the exercise of the Warrants;

•
82,997,248 shares issuable out of our conditional capital, including (i) 41,662,256 shares reserved for issuance upon exercise of the Warrants and any other warrants granted in connection with issuances of bonds, similar obligations or other financial instruments and (ii) 41,334,992 shares reserved for issuances pursuant to our equity incentive plans of which 8,009,470 shares relate to outstanding options as of February 29, 2024.

RISK FACTORS
Investing in ADSs representing our shares involves a high degree of risk. Before deciding whether to invest in, you should carefully consider the risks and uncertainties described under the section captioned “Item 3. Key Information. Risk Factors” contained in our Annual Report on Form 20-F for the year ended December 31, 2023, as filed with the SEC on April 18, 2024, which is incorporated by reference in this prospectus, the information and documents incorporated by reference herein and therein, and in any free writing prospectus that we have authorized for use in connection with this offering. If any of these risks actually occurs, our business, financial condition, cash flows and results of operations could be negatively impacted. In that case, the trading price of our ADSs would likely decline and you might lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.
Risks Relating to Our Business
We will need significant amounts of additional new capital to fund our continued development activities.
We have incurred recurring losses since inception. Although we expect to reduce our operating losses in future periods relative to prior period, we expect to generate operating losses for the foreseeable future. Our losses have resulted principally from costs incurred in research and development of our drug candidates and general and administrative expense. The amount of future losses is uncertain and our ability to achieve profitability, if ever, will depend on, among other things, us or our partners successfully developing drug candidates, obtaining regulatory approval to market and commercialize drug candidates, manufacturing any approved products on commercially reasonable terms, establishing a sales and marketing organization or suitable third party alternatives for any approved product and raising sufficient funds to finance our activities.
We will need significant amounts of additional new capital to fund our continued GABAB PAM and dipraglurant for Parkinson’s disease and post-stroke/traumatic brain injury (TBI) recovery development activities, and we cannot guarantee that we will have sufficient funds available in the future to develop and commercialize our current or future drug candidates. As of December 31, 2023, we had cash and cash equivalents of CHF 3.9 million. From December 31, 2023 and the date of this prospectus, we have raised a total of CHF 5.2 million including CHF 5.0 million from the sale of our allosteric modulator drug discovery technology platform and wholly owned preclinical programs and CHF 0.2 million under our sales agency agreement with Kepler Cheuvreux. To date, we have funded our operations through equity offerings, payments from licensors and divestment of selected assets. We have limited sources of revenue and will need substantial additional capital to develop and commercialize our drug candidates. We may be unable to raise additional capital when needed, or at all, which could force us to reduce or discontinue operations.
We believe that our current cash and cash equivalents are sufficient to fund our operating expenses through 2026. We cannot assure you of our ability to finance our operations and pursue our intended development plans beyond that date as it will depend on our ability to generate additional funding through current and further partnerships or grants and amounts we may raise through further financings such as additional equity offerings, including offerings under our sales agreements with H.C. Wainwright and Kepler Cheuvreux. If our development plans are not successful, we may not be able to generate additional funding through partnerships or grants, or raise further financing through equity offerings or otherwise, or we may only be able to do so on terms that are not favorable to our shareholders.
To the extent that we raise additional capital through the issuance of shares, our existing shareholders will be diluted and newly issued shares may contain senior rights and preferences compared to currently outstanding shares. We may receive future milestone payments from licensors but that is dependent on achieving certain regulatory or commercial milestones that may never happen. We may seek additional funding through public or private financings, debt financing or collaboration agreements. The inability to obtain funding, as and when needed, would have a negative impact on our financial condition and ability to pursue our business strategies. If we are unable to obtain the required funding to run our operations and to develop and commercialize our candidates, we could be forced to postpone the development of our drug candidates.

We are currently conducting our business under a service agreement with Neurosterix. In order to internally develop our programs, including dipraglurant, we may need to significantly expand our operations.
On April 2, 2024, we sold our allosteric modulator drug discovery technology platform and wholly owned pre-clinical programs to Neurosterix Pharma Sàrl (Neurosterix), a new company funded by Perceptive Xontogeny Venture Fund II L.P, Perceptive Life Sciences Master fund Ltd and Acorn Bioventures 2, L.P (the “Transaction”). As part of the Transaction, Addex received CHF 5.0 million in cash and shares representing a 20% indirect equity interest in Neurosterix. As of the date of the Transaction, all employees of Addex, other than our Head of Finance, became employees of Neurosterix. Pursuant to a service agreement, certain former Addex employees, including our Chief Executive Officer, will dedicate a portion of their time to Addex. We may need to significantly expand our operations in order to continue to develop our programs. We may not be successful in expanding our operations, and any such expansion may be expensive.
Risks Related to our ADSs and Shares
A substantial number of shares and ADSs may be sold in the market following the effective date of the registration statement of which this prospectus form a part, which may depress the market price for our shares and ADSs.
Sales of a substantial number of shares and ADSs in the public market following the effective date of the registration statement of which this prospectus forms a part could cause the market price of our shares and ADSs to decline. A substantial majority of our outstanding shares and ADSs are, and the shares and ADSs offered hereby will be, freely tradable without restriction or further registration under the Securities Act.
An investment in our securities is speculative, and there can be no assurance of any return on any such investment.
An investment in our securities is highly speculative, and there is no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks involved in their investment, including the risk of losing their entire investment.
We have broad discretion over the use of the net proceeds from the exercise of Warrants for cash and may use them in ways with which you do not agree and in ways that may not enhance our operating results or the price of the shares or ADSs.
Our board of directors and management will have broad discretion over the application of the net proceeds that we receive from any exercise of Warrants for cash. We may spend or invest these proceeds in ways with which our shareholders and holders of ADSs disagree or that do not yield a favorable return, if at all. We intend to use the net proceeds from any exercise of Pre-Funded Warrants or Warrants for cash, together with our existing cash resources as described in “Use of Proceeds.” However, our use of these proceeds may differ substantially from our current plans. Failure by our management to apply these funds effectively could harm our business, results of operations, cash flows, financial condition and/or prospects. Pending use, we may invest the net proceeds from the offering in a manner that does not produce income or that loses value.
Our ADSs may be delisted from The Nasdaq Capital Market which could negatively impact the price of our ADSs, our liquidity and our ability to access the capital markets.
Our ADSs are currently listed on Nasdaq under the symbol “ADXN.” The listing standards of Nasdaq provide that a company, in order to qualify for continued listing, must maintain a minimum bid price of USD1.00 and satisfy standards relative to minimum shareholders’ equity, minimum market value of publicly held shares and various additional requirements. On May 18, 2023, we received a letter from the staff of Nasdaq notifying us that, for the previous 30 consecutive business days, the bid price for our ADSs had closed below the minimum USD1.00 bid price requirement for continued listing on Nasdaq under Nasdaq Listing Rule 5550(a)(2). In order to regain compliance, the closing bid price of our ADSs have to meet or exceed USD1.00 per ADS for at least ten consecutive business days during the 180-calendar day grace period.

In order to regain compliance, we executed the ADS Ratio Change which went effective on October 23, 2023. On November 8, 2023, we announced that we had received a written notification from the staff of Nasdaq notifying us that we had regained compliance with the continued listing rule relating to the minimum bid price requirement of USD1.00 per ADS. In the future, we may be subject to further written notifications from Nasdaq related to non-compliance with its continued listing rules such as minimum shareholders’ equity.
The ADS Ratio Change had the same effect as a one for twenty reverse ADS split. It cannot be assured that the ADS Ratio Change will result in any sustained proportionate increase in the market price of our ADSs, which is dependent upon many factors, including the business and financial performance of the company, general market conditions, and prospects for future success, which are unrelated to the number of our ADSs outstanding. It is not uncommon for the market price of a company’s ordinary shares to decline in the period following a reverse stock split.
If Nasdaq delists our securities from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant negative consequences including:
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limited availability of market quotations for our securities;

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a determination that the ADSs are a “penny stock” which would require brokers trading in the ADSs to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for the ADSs;

•
a limited amount of analyst coverage, if any; and

•
a decreased ability to issue additional securities or obtain additional financing in the future.

Delisting from Nasdaq could also result in other negative consequences, including the potential loss of confidence by third parties such as institutional investors and fewer business development opportunities.
If our ADSs are delisted from Nasdaq, we believe that they may be eligible to be quoted on the inter-dealer electronic quotation and trading system operated by OTC Markets Group Inc., commonly referred to as the Pink Open Market and we may also qualify to be traded on their OTCQB market (The Venture Market). These markets are generally not considered to be as efficient as, and not as broad as, Nasdaq. Selling our ADSs on these markets could be more difficult because smaller quantities of ADSs would likely be bought and sold, and transactions could be delayed. In addition, in the event our ADSs are delisted, broker-dealers have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in our ADSs or even holding our ADSs, further limiting the liquidity of our ADSs. These factors could result in lower prices and larger spreads in the bid and ask prices for our ADSs.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward- looking statements. The forward-looking statements and opinions contained in this prospectus are based upon information available to us as of the date of this prospectus and, while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Forward-looking statements include statements about:
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the development of our drug candidates including statements regarding the timing of initiation, completion and the outcome of pre-clinical studies or clinical trials and related preparatory work, the period during which the results of the studies or trials will become available and our research and development programs with respect to our drug candidates;

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the impact of global macroeconomic conditions, including pandemics, heightened inflation, the U.S Federal reserve raising interest rates, bank failures and geopolitical risks, on our business and operations;

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our ability to obtain and maintain regulatory approval of our drug candidates in the indications for which we plan to develop them, and any related restrictions, limitations or warnings in the label of an approved drug or therapy;

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our plans to collaborate, or statements regarding the ongoing collaborations, with partner companies;

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our plans to research, develop, manufacture and commercialize our drug candidates;

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the timing of our regulatory filings for our drug candidates;

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the size and growth potential of the markets for our drug candidates;

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our ability to raise additional capital;

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our commercialization, marketing and manufacturing capabilities and strategy;

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our expectations regarding our ability to obtain and maintain intellectual property;

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our ability to contract with third party suppliers and manufacturers and their ability to perform adequately;

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our ability to maintain compliance with the Nasdaq Capital Market continued listing rules;

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how long we will qualify as an emerging growth company or a foreign private issuer;

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our estimates regarding future revenue, expenses and needs for additional financing;

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our belief about the duration of our cash runway;

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regulatory developments in the United States, European Union and other jurisdictions; and

•
our intended use of the net proceeds of this offering.

You should refer to the section titled “Risk Factors” for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS
We will not receive any proceeds from the sale by the selling shareholder of the ADSs registered hereby or the shares underlying such ADSs. All net proceeds from the sale of the shares represented by ADSs will go to the selling shareholder.
We may receive proceeds from the exercise of the Warrants to the extent they are exercised. We can make no assurances that any of the Warrants will be exercised, or if exercised, the quantity that will be exercised or the period in which such Warrants will be exercised.
We intend to use the net proceeds from any exercise of the Warrants, together with our cash on hand, to advance our portfolio of drug candidates and for general corporate purposes.
Based on our current operating plan, we believe that our existing cash will enable us to fund our planned operating expenses and capital expenditures through 2026 assuming we do not initiate major internal development activities related to our GABAB PAM for chronic cough and dipraglurant for Parkinson’s disease and post-stroke/TBI programs. The exercise of the Warrants has not been considered in our cash runway forecast as the timing of their exercise is difficult to be predicted.
Our ability to pursue and finance our operations and our intended development plans beyond such time will depend on our ability to generate additional funding through partnerships or grants and amounts that we may raise through the further financings such as additional equity offerings.
Our expected use of the proceeds from the exercise of any Warrants represents our intentions based upon our current plans and business conditions. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the proceeds to be received upon the exercise of any Warrants or the amounts that we will actually spend on the uses set forth above.
Our management will have broad discretion over the use of the net proceeds from any exercise of Warrants. The amounts and timing of our expenditures will depend upon numerous factors, including the results of our research and development efforts, the timing, cost and success of preclinical studies and clinical trials we may commence in the future, the timing of regulatory submissions, our ability to obtain additional financing, the amount of cash obtained through our existing collaborations and future collaborations, if any, and any unforeseen cash needs.
Pending any use described above, we may invest any proceeds from the exercise of any Warrants in short- and intermediate-term interest-bearing obligations, investment- grade instruments, certificates of deposit or guaranteed government obligations.

CAPITALIZATION
The following table sets forth our cash and capitalization as of December 31, 2023, on:
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an actual basis; and

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a pro forma basis to give effect to the sale of 3,050,665 shares listed on SIX under our sale agency agreement from January 1, 2024 to February 29, 2024 for a total net proceeds of CHF 233,493 and;

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a proforma as adjusted basis to give effect to the sale executed on April 2, 2024 of our allosteric modulator drug discovery technology platform and a portfolio of pre-clinical programs to Neurosterix. We received net proceeds of CHF 5.0 M and a 20% interest in Neurosterix US Holdings LLC, the sole shareholder of Neurosterix.

Amounts in CHF	Actual as of December 31, 2023	Pro Forma as of December 31, 2023	Pro forma as Adjusted as of December 31, 2023
	(Audited)	(unaudited)	(unaudited)
Cash and cash equivalents	3,865,481	4,098,974	9,098,974
Investments in Associates	-	-	8,761,958
Shareholders’ equity
Share capital . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	1,843,545	1,843,545	1,843,545
Share premium . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	266,194,689	266,397,675	266,397,675
Other equity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	64,620,223	64,620,223	64,620,223
Treasury shares reserve . . . . . . . . . . . . . . . . . . . . . . . . . .	(909,566)	(879,059)	(879,059)
Other reserves . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	29,814,816	29,814,816	28,576,774
Accumulated deficit . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	(360,418,242)	(360,418,242)	(345,418,242)
Total shareholders’ equity, net . . . . . . . . . . . . . . . . . . . . . .	1,145,465	1,378,958	15,140,916
Total capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	1,145,465	1,378,958	15,140,916

DIVIDEND POLICY
We have never paid a dividend, and we do not anticipate paying dividends in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. As a result, investors in our shares will benefit in the foreseeable future only if our shares appreciate in value.
Under Swiss law, any dividend must be proposed by our board of directors and approved by a shareholders’ meeting. In addition, our auditors must confirm that the dividend proposal of our board of directors conforms to Swiss statutory law and our articles of association. A Swiss corporation may pay dividends only if it has sufficient distributable profits or brought forward from the previous business years or if it has distributable reserves, each as evidenced by its audited standalone statutory balance sheet prepared pursuant to Swiss law and after allocations to reserves required by Swiss law and its articles of association have been deducted.
Distributable reserves are generally booked either as “free reserves” or as “reserve from capital contributions”. Distributions out of issued share capital, which is the aggregate nominal value of a corporation’s issued shares, may be made only by way of a share capital reduction. See “Description of Share Capital and Articles of Association” in the accompanying prospectus.

SELLING SHAREHOLDER
The selling shareholder will acquire the shares represented by ADSs being registered for resale pursuant to this prospectus upon exercise of the Pre-Funded Warrants and Warrants it has acquired pursuant to those certain securities purchase agreements dated December 17, 2021, July 22, 2022 and April 3, 2023, collectively the Securities Purchase Agreements. We have agreed to file the registration statement of which this prospectus forms a part to cover the resale of the ADSs issuable upon exercise of Warrants that were sold pursuant to the Securities Purchase Agreements. We are registering the shares represented by ADSs in order to permit the selling shareholder to offer the ADSs represented by shares for resale from time to time.
Other than the relationship as selling shareholder under the Securities Purchase Agreements as described herein, to our knowledge the selling shareholder is not otherwise affiliated with us. Within the past three years, other than the relationship described herein, the selling shareholder has not held a position as an officer or a director of ours, nor has the selling shareholder had any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the selling shareholder, unless otherwise noted. The selling shareholder may offer all or part of the ADSs it owns for resale from time to time pursuant to this prospectus. The selling shareholder does not have any family relationships with our officers, other directors or controlling shareholders.
The term “selling shareholder” also includes any transferees, pledgees, donees, or other successors in interest to the selling shareholder named in the table below. Unless otherwise indicated, to our knowledge, the person named in the table below has sole voting and investment power (subject to applicable community property laws) with respect to the ADSs set forth opposite their name.
The table below lists the selling shareholder and other information regarding the beneficial ownership of the shares held by the selling shareholder. Under the terms of the Warrants, the Pre-Funded Warrants, the selling shareholder may not exercise such warrants to the extent such exercise would cause such selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of shares which would exceed 4.99% in the case of the Warrants, or 9.99% in the case of the Pre-Funded Warrants, of our then-outstanding shares following such exercise, excluding for purposes of such determination shares to be issued upon exercise of such warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling shareholder may sell all, some or none of its shares in this offering.
The second column lists the number of shares beneficially owned and the percentage ownership represented by the shares beneficially owned by the selling shareholder, based on its ownership of shares, as of January 18, 2024.
The third column lists the total number of shares being offered by this prospectus by the selling shareholder.
The fourth column assumes the sale of all of the shares offered by the selling shareholder pursuant to this prospectus and lists the percentage ownership represented by the shares beneficially owned by the selling shareholder assuming the sale of all the shares offered by the selling shareholder pursuant to this prospectus, without regards to any limitations on exercise. The selling shareholder may sell all, some or none of its shares in this offering. See “Plan of Distribution.”
	Shares Beneficially Owner Prior to the Offering		Maximum number of shares to be Sold pursuant this prospectus	Shares owned Immediately After sale of Maximum Number of Shares in this Offering
Name of selling shareholder	Number	Percentage		Number	Percentage
Armistice Capital Master Fund Ltd	55,809,720	30.32%	55,809,720	—	—

(1)
The shares beneficially owned prior to the Offering are comprised of 55,809,720 shares issuable upon exercise of the Warrants. This figure assumes the exercise of all Warrants by the selling shareholder. Such exercise is limited by certain beneficial ownership limitations described in footnote 3 below.

(2)
We do not know when or in what amounts the selling shareholder may offer shares for sale. The selling shareholder might not sell any or might sell all of the shares offered by this prospectus. Because the selling shareholder may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling shareholder after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling shareholder, including shares issuable upon exercise of the Pre-Funded Warrants and Warrants.

(3)
The shares are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be indirectly beneficially owned by: (i) Armistice Capital, LLC, or Armistice Capital, as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice Capital and Steven Boyd disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein. The shares identified in the column entitled ‘Maximum Number of Shares to be Sold Pursuant to this Prospectus’ above, are issuable only upon the exercise of Warrants, which are subject to a beneficial ownership limitation preventing the Master Fund from exercising any portion of the Warrants if such exercise would result in the Master Fund owning greater than 4.99% of our outstanding shares following such exercise. The address of the Master Fund is c/o Armistice Capital, LLC, 510 Madison Ave, 7th Floor, New York, NY 10022.

DESCRIPTION OF SHARE CAPITAL
The following section describes our issued share capital as of February 29, 2024, summarizes the material provisions of our Articles and highlights certain differences in corporate law in Switzerland and the United States.
Capital structure
There were 2,450 shareholders registered in the share register on February 29, 2024. The distribution of shareholdings is divided as follows:
Number of shares	Number of registered shareholders on February 29, 2024
1 to 100	195
101 to 1,000	758
1,001 to 10,000	963
10,001 to 100,000	440
100,001 to 1,000,000	87
1,000,001 to 10,000,000	5
Above 10,000,000	2
Total	2,450
The shareholder base on February 29, 2024, was constituted as follows:
Shareholder structure according to category of investors (weighted by number of shares)
Private persons	34.97%
Institutional shareholders	4.00%
Treasury shares held by the Group	30.43%
Holders of ADSs listed on Nasdaq not registered in the share register	14.56%
Non identified	16.04%
Total	100.00%
Shareholder structure by country (weighted by number of shares)
United States	3.14%
Switzerland	30.59%
Treasury shares held by the Group	30.43%
Holders of ADSs listed on Nasdaq not registered in the share register	14.56%
Other countries	5.24%
Non identified	16.04%
Total	100.00%
Capital
As of February 29, 2024, the share capital amounted to CHF 1,843,544.96, divided into 184,354,496 issued shares with a nominal value of CHF 0.01 per share. As of February 29, 2024, we indirectly held 56,097,437 of our own shares as treasury shares. Hence, our number of outstanding shares amounted to 128,257,059 as of February 29, 2024.
Capital Band
Under the new Swiss corporate law, which became effective on January 1, 2023, the instrument of the authorized share capital has been replaced with that of the capital band.

According to the article 3b of the Articles as in force on February 29, 2024, the Company has a capital band ranging from CHF 1,843,544.96 (lower limit) to CHF 2,734,717.44 (upper limit), authorizing our Board of Directors, or the Board, to increase the share capital within the capital band, once or several times and in any amounts, until December 18, 2028 or until an earlier expiry of the capital range. The capital increase may be effected by issuing up to 89,117,248 fully paid-in registered shares with a par value of CHF 0.01 each or by increasing the par value of the existing shares within the limit of the capital range. The capital band does not authorize the Board to reduce the share capital. If the share capital increases as a result of an increase from conditional capital pursuant to Article 3c A) and B), the Board shall increase the lower and upper limits of the capital band accordingly.
In the event of an issue of shares, the subscription and acquisition of the new shares as well as any subsequent transfer of the shares shall be subject to the restrictions pursuant to Article 5 of the Articles.
In the event of a capital increase within the capital band, the Board shall, to the extent necessary, determine the issue price, the type of contribution (including cash contributions, contributions in kind, set-off and conversion of reserves or of profit carried forward into share capital), the date of issue, the conditions for the exercise of subscription rights and the beginning date for dividend entitlement. In this regard, the Board may issue new shares by means of a firm underwriting through a financial institution, a syndicate of financial institutions or another third party and a subsequent offer of these shares to the existing shareholders or third parties (if the subscription rights of the existing shareholders have been withdrawn or have not been duly exercised). The Board is entitled to permit, to restrict or to exclude the trade with subscription rights. It may permit the expiration of subscription rights that have not been duly exercised, or it may place such rights or shares as to which subscription rights have been granted, but not duly exercised, at market conditions or may use them otherwise in the interest of the Company.
In the event of a share issue the Board is authorized to withdraw or restrict subscription rights of existing shareholders and allocate such rights to third parties, the Company or any of its group companies:
•
if the issue price of the new shares is determined by reference to the market price; or

•
for raising equity capital in a fast and flexible manner, which would not be possible, or would only be possible with great difficulty or at significantly less favorable conditions, without the exclusion of the subscription rights of existing shareholders; or

•
for the acquisition of companies, part(s) of companies or participations, for the acquisition of products, intellectual property or licenses by or for investment projects of the Company or any of its group companies, or for the financing or refinancing of any of such transactions through a placement of shares; or

•
for the participation of directors and employees at all levels of the Company and its group companies; or

•
for the issuance of shares for conversions under convertible debt instruments, bonds, loans and similar forms of financing of the Company or of a subsidiary company, which are being issued for the purposes of investments or acquisitions; or

•
for the financing of research and clinical development programs and other strategic projects of the Company; or

•
for purposes of broadening the shareholder constituency of the Company in certain financial or investor markets, for purposes of the participation of strategic partners including financial investors, or in connection with the listing of new shares on domestic or foreign stock exchanges; or

•
for purposes of granting an over-allotment option (Greenshoe) of up to 20% of the total number of shares in a placement or sale of shares to the respective initial purchaser(s) or underwriter(s).

After a change of the par value, new shares shall be issued within the capital band with the same par value as the existing shares.
Conditional share capital
As of February 29, 2024, we have a total conditional share capital (capital conditionnel/bedingtes Kapital) of CHF 829,972.48.

According to article 3c(A) of the Articles as in force on February 29, 2024, our share capital may be increased by a maximum aggregate amount of CHF 413,349.92 through the issuance of a maximum of 41,334,992 registered shares, which shall be fully paid-in, with a par value of CHF 0.01 per share by the exercise of option rights or subscription rights attached to bons de jouissance which the employees, directors, contractors and/or consultants of the Company or a group company are granted according to respective regulations of the Board.
The pre-emptive rights of the shareholders are excluded. The acquisition of registered shares through the exercise of option rights or subscription rights granted to the holders of bons de jouissance and the subsequent transfer of the registered shares shall be subject to the transfer restrictions provided in Article 5 of the Articles.
According to article 3c(B) of the Articles, our share capital may be increased by a maximum aggregate amount of CHF 416,622.56 through the issuance of a maximum 41,662,256 registered shares, which shall be fully paid-in, with a par value of CHF 0.01 per share by the exercise of option and/or conversion rights which are granted to shareholders of the company and/or in connection with the issue of convertible debt instruments, bonds, loans, options, warrants or similar obligations or other financial instruments by the Company or another group company. In the case of such grants of option and/or conversion rights, the advanced subscription right of shareholders is excluded. The holders of option and/or conversion rights are entitled to receive the new shares. The Board shall determine the terms of the option and/or conversion rights. The acquisition of registered shares through the exercise of option or conversion rights and the subsequent transfer of the registered shares shall be subject to the transfer restrictions provided in Article 5 of the Articles.
Changes in capital
Nominal share capital
December 31, 2021	CHF	49,272,952
December 31, 2022	CHF	1,153,483
December 31, 2023	CHF	1,843,545
February 29, 2024	CHF	1,843,545
Conditional share capital
December 31, 2021	CHF	24,636,476
December 31, 2022	CHF	151,976
December 31, 2023	CHF	829,973
February 29, 2024	CHF	829,973
Authorized share capital(1)
December 31, 2021	CHF	24,636,476
December 31, 2022	CHF	—
Capital band(2)
December 31, 2023	CHF	891,173
February 29, 2024	CHF	891,173

(1)
Under the new Swiss corporate law, which became effective on January 1, 2023, the instrument of the authorized share capital has been replaced with that of the capital band.

(2)
The indicated amount of CHF 891,173 corresponds to the maximum authorized increase of the share capital that may be effected by the Board under the capital band.

Changes in capital in 2021
On June 16, 2021, the shareholders increased the authorized capital from CHF 9,524,317 to CHF 24,636,476 expiring on June 16, 2023 and the conditional capital from CHF 16,424,317 to CHF 24,636,476.

On April 23, 2021, we increased our capital from CHF 39,748,635 to CHF 49,272,952 through the issuance of 9,524,317 new registered shares at nominal value of CHF 1 each out of the authorized capital.
On January 8, 2021, we increased our capital from CHF 32,848,635 to CHF 39,748,635 through the issuance of 6,900,000 new registered shares at nominal value of CHF 1 each, in connection with a global offering of shares.
Changes in capital in 2022
On December 15, 2022, we increased our share capital from CHF 979,094 to CHF 1,153,483 through the issuance of 17,438,883 new registered shares at nominal value of CHF 0.01 each out of the conditional capital, following the exercise of 17,438,883 equity incentive units at a strike price of CHF 0.13 by Board Members, Executive Managers and other employees on October 26, 2022. Of the newly issued shares, 10,193,572 are subjected to sales restrictions.
On October 31, 2022, we increased our share capital from CHF 652,729.52 to CHF 979,094.28 through the issuance of 32,636,476 new registered shares from our authorized capital to our fully owned subsidiary, Addex Pharma SA, at CHF 0.01 per share.
On May 9, 2022, the shareholders (i) increased the authorized capital from CHF 8,636,476 to CHF 32,636,476 and extended its term to May 9, 2024 and (ii) increased the conditional capital from CHF 24,636,476 to CHF 32,636,476. On the same date, the shareholders approved the reduction of the nominal value from CHF 1.00 to CHF 0.01 of all 65,272,952 issued shares, and of all shares issuable from the authorized capital and conditional capital. The approved reduction was registered by the Geneva’s commercial registry on July 19, 2022 and published on July 22, 2022, after the expiration of a period of two months from the publication in the Swiss Gazette of Commerce of three calls to creditors. Our share capital was thus reduced by a total amount of CHF 64,602,222.48 from CHF 65,272,952 to CHF 652,729.52, and the authorized capital and conditional capital were each reduced by a total amount of CHF 32,310,111.24 from CHF 32,636,476 to CHF 326,634.76. Our total number of issued shares (i.e. 65,272,952) as well as our total number of issuable shares out of the authorized capital and conditional capital were not affected by the reduction. The amount corresponding to the nominal reduction of our issued capital was allocated to capital contribution reserves and there was no distribution to shareholders.
On February 2, 2022, we increased our capital from CHF 49,272,952 to CHF 65,272,952 through the issuance of 16,000,000 new registered shares at nominal value of CHF 1 each out of the authorized capital.
For further information on changes in capital for the years ending December 31, 2022 and 2021, including changes in reserves, refer to the consolidated statements of changes in equity as well as note 12 of the audited consolidated financial statements incorporated by reference into this registration statement.
Changes in capital in 2023
On December 19, 2023, the shareholders increased (i) the upper limit of the capital band allowing the Board to increase the share capital up to CHF 2,673,517.44 at any time until December 18, 2028 by issuing 89,117,248 shares at a nominal value of CHF 0.01 each and (ii) the conditional capital from CHF 276,879.70 to CHF 891,172.48. As of December 31, 2023, the conditional share capital decreased to CHF 829,972.48 following the issuance of 6,120,000 shares at a nominal value of CHF0.01 through the exercise of pre-funded warrants by one investor from December 12, 2023 to December 31, 2023. As a consequence, our share capital increased by CHF 61,200 and the upper limit of the capital band increased to CHF 2,734,717.44. The 6,120,000 newly issued shares have been registered in the commercial register on February 20, 2024 in accordance with Swiss corporate law.
On December 13, 2023, we increased our share capital by CHF 153,000 through the issuance of 15,300,000 new registered shares from our capital band to our fully owned subsidiary, Addex Pharma SA, at CHF 0.01 per share and we registered in the commercial register a total of 29,986,185 new registered shares issued from our conditional capital. Of these 29,986,185 shares, 17,458,950 were issued following the exercise of pre-funded warrants by investors and 12,527,235 were issued following the exercise of equity incentive units by directors, executive managers and certain employees.

On June 14, 2023, we increased our share capital by CHF 176,000 through the issuance of 17,600,000 new registered shares from our capital band to our fully owned subsidiary, Addex Pharma SA, at CHF 0.01 per share.
On May 31, 2023, the shareholders (i) replaced the authorized capital with a capital band, as introduced under the new Swiss corporate law, under a new article 3b in our Articles, thereby allowing the Board to increase the share capital up to CHF 1,730,224.66 at any time until May 30, 2028 by issuing 57,674,155 shares at a nominal value of CHF 0.01 each, and (ii) increased the conditional capital from CHF 151,975.93 to CHF 576,741.55.
Shares and participation certificates
Addex has one class of shares, i.e. registered shares with a nominal value of CHF 0.01 per share. Each share is fully paid up and carries one vote and equal dividend rights, with no privileges. We have no participation certificates (bons de participation / Partizipationsscheine).
Equity Sharing certification
Equity sharing certificates are available for granting to our employees and/or directors and/or consultants under our equity incentive plan. Equity sharing certificates do not form part of the share capital, have no nominal value, and do not grant any right to vote nor to attend meetings of shareholders. There are 1,700 equity sharing certificates (bons de jouissance / Genussscheine). Each equity sharing certificate grants the right to subscribe for 1,000 of our shares and a right to liquidation proceeds calculated in accordance with article 34 of the Articles. Our shares and equity sharing certificates are not certificated. Shareholders and equity sharing certificate holders are not entitled to request printing and delivery of certificates, however, any shareholder or equity sharing certificate holder may at any time request that we issue a confirmation of its holdings.
Limitations on transferability of shares and nominee registration
A transfer of uncertified shares is affected by a corresponding entry in the books of a bank or depository institution following an assignment in writing by the selling shareholder and notification of such assignment to Addex by the bank or the depository institution. If following a transfer of shares a shareholder wishes to vote at or participate in a shareholders’ meeting, such shareholder must file a share registration form in order to be registered in Addex’s share register with voting rights. Failing such registration, a shareholder may not vote at or participate in a shareholders’ meeting. The shares in the form of American Depositary Shares or ADSs are held by Citibank acting as depositary and voted at the shareholders’ meeting according to the instructions received from the ADS holders.
A purchaser of shares will be recorded in Addex’s share register as a shareholder with voting rights if the purchaser discloses its name, citizenship or registered office and address and gives a declaration that it has acquired the shares in its own name and for its own account.
Article 5 of the Articles provides that a person or entity that does not explicitly state in its registration request that it will hold the shares for its own account (Nominee) may be entered as a shareholder in the share register with voting rights for shares up to a maximum of 5% of the share capital as set forth in the commercial register. Shares held by a Nominee that exceed this limit are only registered in the share register with voting rights if such Nominee discloses the name, address and shareholding of any person or legal entity for whose account it is holding 1% or more of the share capital as set forth in the commercial register.
The limit of 1% shall apply correspondingly to Nominees who are related to one another through capital ownership or voting rights or have a common management or are otherwise interrelated. A share being indivisible, hence only one representative of each share will be recognized. Furthermore, shares may only be pledged in favor of the bank that administers the bank entries of such shares for the account of the pledging shareholders. If the registration of shareholdings with voting rights was effected based on false information, the Board may cancel such registration with retroactive effect. There are no further rules in the Articles for granting exceptions and no exceptions were granted in 2023. The Articles do not contain any provisions on the procedure and conditions for cancelling privileges and limitations on transferability.

Convertible bonds and options
As of February 29, 2024, we had no convertible or exchangeable bonds or loans outstanding. As of February 29, 2024, we had a total of 69,686,088 equity instruments outstanding, divided into 61,676,618 warrants (the “Warrants”), and 8,009,470 shares reserved for the ESOP (the “ESOP Shares”). The ESOP Shares are granted to non-executive directors, members of the executive management, employees or consultants of the Group. They vest over a four-year period and have a 1:1 subscription ratio, a ten-year expiration term and an exercise price between CHF 0.05 to CHF 3.00. For information on equity incentive plans for non-executive directors, members of the executive management, employees and consultants, refer to note 13 of the audited consolidated financial statements incorporated by reference into this registration statement.
5,866,898 of the Warrants have been granted to various investors in connection with the capital increase of March 28, 2018. Each of those Warrants entitles the investors to subscribe without any specific conditions, one registered share at an exercise price of CHF 3.43 during a seven-year period.
The remaining 55,809,720 Warrants have been granted to the same institutional investor (the “Institutional Investor”) through three offerings, respectively on December 21, 2021, July 26, 2022 and April 5, 2023. Each of those Warrants entitles the Institutional Investor to subscribe without any specific conditions one ADS representing 120 shares at an exercise price of USD20.00 (CHF 0.15 per share) until April 5, 2028.
Stock Exchange Listing
Our ADSs have been listed on Nasdaq, under the symbol “ADXN” since January 29, 2020 and our shares have been listed on SIX under the ticker symbol “ADXN” since May 21, 2007.
Registrar of Shares, Depositary for ADSs
Our share register is maintained by ShareCommService AG. The share register reflects only record owners of our shares. Holders of ADSs representing our shares will not be treated as our shareholders and their names will therefore not be entered in our share register. Citibank, N.A. acts as the depositary for the ADSs representing our shares and the custodian for shares represented by ADSs is Citibank Zurich.
Holders of ADSs representing our shares have a right to receive the shares underlying such ADSs. For discussion on ADSs representing our shares and rights of ADS holders, see the section entitled “Description of American Depositary Shares” in the accompanying prospectus.
Notification and Disclosure of Substantial Share Interests
Under the applicable provisions of the Swiss Federal Act on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading of 2015, or the Financial Market Infrastructure Act (“FMIA”), persons who directly, indirectly or in concert with other parties acquire or dispose of our shares, purchase rights or obligations relating to our shares (the “Purchase Positions”) or sale rights or obligations relating to our shares (the “Sale Positions”), and thereby, directly, indirectly or in concert with other parties reach, exceed or fall below a threshold of 3%, 5%, 10%, 15%, 20%, 25%, 33∕%, 50% or 66∕% of our voting rights (whether exercisable or not) must notify us and the Disclosure Office of the SIX of such acquisition or disposal in writing within four trading days. Within two trading days of the receipt of such notification, we must publish such information via the SIX’s electronic publishing platform. For purposes of calculating whether a threshold has been reached or crossed, shares and Purchase Positions, on the one hand, and Sale Positions, on the other hand, may not be netted. Rather, the shares and Purchase Positions and the Sale Positions must be accounted for separately and may each trigger disclosure obligations if the respective positions reach, exceed or fall below one of the thresholds. In addition, actual share ownership must be reported separately if it reaches, exceeds or falls below one of the thresholds.
Pursuant to Article 663c of the CO, Swiss corporations whose shares are listed on a stock exchange must disclose their significant shareholders and their shareholdings in the notes to their balance sheet, where this information is known or ought to be known. Significant shareholders are defined as shareholders and groups of shareholders linked through voting rights who hold more than 5% of all voting rights.

Obligation to Make an Offer
Pursuant to the FMIA, any person that acquires our shares, whether directly or indirectly or acting in concert with third parties, and, as a result, exceeds the threshold of 331∕3% of our voting rights (whether exercisable or not), must submit a public tender offer to acquire 100% of our shares. A company’s articles of association may waive this requirement or raise the relevant threshold to up to 49% (“opting out” and “opting up”, respectively).
The Swiss Takeover Board or the Swiss Financial Market Supervisory Authority FINMA may grant exemptions from the mandatory offer rule in certain circumstances. Also, there is no obligation to make a public tender offer under the FMIA and its implementing ordinances if the voting rights in question are acquired as a result of a gift, succession or partition of an estate, a transfer based upon matrimonial property law or execution proceedings. However, such acquisitions have to be notified to the Swiss Takeover.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
American Depositary Shares
Citibank, N.A., or Citibank, acts as the depositary for the ADSs representing our shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. ADSs represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as American Depositary Receipts, or ADRs. The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank N.A. London Branch, Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB, United Kingdom.
We have appointed Citibank as depositary pursuant to a deposit agreement. The form of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-235561 when retrieving such copy.
We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.
Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, one hundred and twenty shares that are on deposit with the depositary and/or custodian (See “Recent Developments — ADS Ratio Change”). An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary may agree to change the ADS-to-share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary, the custodian and their respective nominees will be the recordholders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary, and the depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.
If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement, the ADRs and ADSs are governed by New York law. However, our obligations to the holders of shares will continue to be governed by the laws of Switzerland, which may be different from the laws in the United States.
In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary will hold on your behalf the shareholder rights attached to the shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholder rights for the shares represented by your ADSs through the depositary only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.
The manner in which you own the ADSs (e.g., in a brokerage account versus as a registered holder, or as a holder of certificated versus uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary’s services are made available to you.
As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the direct registration system or DRS). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.
The registration of the shares in the name of the depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary or the custodian the record ownership in the applicable shares with the beneficial ownership rights and interests in such shares being at all times vested with the beneficial owners of the ADSs representing the shares. The depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.
Dividends and Other Distributions
As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.
Distributions of Cash
Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of Switzerland. The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.
The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.
Distributions of Shares
Whenever we make a free distribution of shares for the securities on deposit with the custodian, we will deposit the applicable number of shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the shares deposited or modify the ADS- to-shares ratio, in which case each ADS you hold will represent rights and interests in the additional shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.
The distribution of new ADSs or the modification of the ADS-to-shares ratio upon a distribution of shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new shares so distributed.
No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.
Distributions of Rights
Whenever we intend to distribute rights to subscribe for additional shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.
The depositary will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new shares other than in the form of ADSs.
The depositary will not distribute the rights to you if:
•
we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•
we fail to deliver satisfactory documents to the depositary; or

•
it is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.
Elective Distributions
Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.
The depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in Switzerland would receive upon failing to make an election, as more fully described in the deposit agreement.
Other Distributions
Whenever we intend to distribute property other than cash, shares or rights to subscribe for additional shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.
If it is reasonably practicable to distribute such property to you and if we provide to the depositary all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.
The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.
The depositary will not distribute the property to you and will sell the property if:
•
we do not request that the property be distributed to you or if we request that the property not be distributed to you; or

•
we do not deliver satisfactory documents to the depositary; or

•
the depositary determines that all or a portion of the distribution to you is not reasonably practicable. The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption
Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.
The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert into U.S. dollars upon the terms of the deposit agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.
Changes Affecting Shares
The shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the Company.
If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.
Issuance of ADSs upon Deposit of Shares
The depositary will deliver ADSs if you or your broker deposits shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the shares to the custodian and provide such documentation as may be required pursuant to the deposit agreement. Your ability to deposit shares and receive ADSs may be limited by U.S. and Swiss legal considerations applicable at the time of deposit.
The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.
When you make a deposit of shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:
•
the shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained;

•
all preemptive (and similar) rights, if any, with respect to such shares have been validly waived or exercised;

•
you are duly authorized to deposit the shares;

•
the shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement); and

•
the shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.
Transfer, Combination and Split Up of ADRs
As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:
•
ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•
provide such proof of identity and genuineness of signatures, and of such other matters contemplated in the deposit agreement, as the depositary deems appropriate;

•
comply with applicable laws and regulations, including regulations imposed by us and the depositary consistent with the deposit agreement, the ADSs, the ADR and applicable law;

•
provide any transfer stamps required by the State of New York or the United States; and

•
pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.
Withdrawal of Shares Upon Cancellation of ADSs
As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying shares at the custodian’s offices. Your ability to withdraw the shares held in respect of the ADSs may be limited by U.S. and Swiss considerations applicable at the time of withdrawal. In order to withdraw the shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.
If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.
You will have the right to withdraw the securities represented by your ADSs at any time except as a result of:
•
temporary delays that may arise because (i) the transfer books for the shares or ADSs are closed, or (ii) shares are immobilized on account of a shareholders’ meeting or a payment of dividends;

•
obligations to pay fees, taxes and similar charges; or

•
restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.
Voting Rights
As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the shares represented by your ADSs. The voting rights of holders of shares are described in “Description of Share Capital and Articles of Association” in this prospectus.
At our request, the depositary will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary may distribute to holders of ADSs instructions on how to retrieve such materials upon request.
If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor, as far as practicable, subject to the laws of Switzerland and of our Articles of Association or similar documents, to vote, or have its agents vote, the securities (in person or by proxy) represented by the holder’s ADSs in accordance with such voting instructions.
Securities for which no voting instructions have been received will not be voted (except as otherwise contemplated in the deposit agreement). If the depositary timely receives voting instructions which fail to specify the manner in which the depositary is to vote the securities represented by such holder’s ADSs, the depositary will deem such holder (unless otherwise specified in the notice distributed to holders or otherwise contemplated in the deposit agreement) to have instructed the depositary to take all steps necessary to enable the independent proxy holder, as elected by the shareholders of the Company, to vote in accordance with the written proposals or recommendations of the board of directors. Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner.
Fees and Charges
As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement:
Service	Fee

•
Issuance of ADSs (e.g., an issuance of ADS upon a deposit of shares, upon a change in the ADS(s)-to-shares ratio, or for any other reason), excluding ADS issuances as a result of distributions of shares

Up to U.S. 5¢ per ADS issued
• Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property, upon a change in the ADS(s)-to-shares ratio, or for any other reason)	Up to U.S. 5¢ per ADS cancelled

Service	Fee
• Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to U.S. 5¢ per ADS held
• Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (i) exercise of rights to purchase additional ADSs	Up to U.S. 5¢ per ADS held
• Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off)	Up to U.S. 5¢ per ADS held
• ADS Services	Up to U.S. 5¢ per ADS held on the applicable record date(s) established by the depositary
• Registration of ADS transfers (e.g., upon a registration of the transfer of registered ownership of ADSs, upon a transfer of ADSs into DTC and vice versa, or for any other reason)	Up to U.S. 5¢ per ADS (or fraction thereof) transferred

•
Conversion of ADSs of one series for ADSs of another series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs, or upon conversion of Restricted ADSs (each as defined in the Deposit Agreement) into freely transferable ADSs, and vice versa).

Up to U.S. 5¢ per ADS (or fraction thereof) converted
As an ADS holder you will also be responsible to pay certain charges such as:
•
taxes (including applicable interest and penalties) and other governmental charges;

•
the registration fees as may from time to time be in effect for the registration of shares on the share register and applicable to transfers of shares to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively;

•
certain cable, telex and facsimile transmission and delivery expenses;

•
the fees, expenses, spreads, taxes and other charges of the depositary and/or service providers (which may be a division, branch or affiliate of the depositary) in the conversion of foreign currency;

•
the reasonable and customary out-of-pocket fees and expenses incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to shares, ADSs and ADRs; and

•
the fees, charges, costs and expenses incurred by the depositary, the custodian, or any nominee in connection with the ADR program.

ADS fees and charges for (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person for whom the ADSs are issued (in the case of ADS issuances) and to the person for whom ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such

ADS fees and charges to the beneficial owners for whom they hold ADSs. In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the ADS Holder whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series, the ADS conversion fee will be payable by the Holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.
In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.
Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes. The depositary may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary agree from time to time.
Amendments and Termination
We may agree with the depositary to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.
You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the shares represented by your ADSs (except as permitted by law).
We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.
Termination
After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to ADS holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).
In connection with any termination of the deposit agreement, the depositary may make available to owners of ADSs a means to withdraw the shares represented by their ADSs and to direct the depositary of such shares into an unsponsored American depositary share program established by the depositary. The ability to receive unsponsored American depositary shares upon termination of the deposit agreement would be subject to satisfaction of certain U.S. regulatory requirements applicable to the creation of unsponsored American depositary shares and the payment of applicable depositary fees.
Books of Depositary
The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.
Limitations on Obligations and Liabilities
The deposit agreement limits our obligations and the depositary’s obligations to you. Please note the following:
•
We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•
The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•
The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in shares, for the validity or worth of the shares, for any tax consequences that result from the ownership of ADSs or other deposited property, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice or for any act or omission of or information provided by DTC or any DTC participant.

•
The depositary shall not be liable for acts or omissions of any successor depositary in connection with any matter arising wholly after the resignation or removal of the depositary.

•
We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•
We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future law or regulation, including regulations of any stock exchange or by reason of present or future provisions of our Articles of Association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our or the depositary’s control.

•
We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our Articles of Association or in any provisions of or governing the securities on deposit.

•
We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•
We and the depositary also disclaim liability for the inability by any holder or beneficiary owner to benefit from any distribution, offering, right or other benefit that is made available to holders of shares but is not, under the terms of the deposit agreement, made available to you.

•
We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•
We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•
We and the depositary disclaim liability arising out of losses, liabilities, taxes, charges or expenses resulting from the manner in which a holder or beneficial owner of ADSs holds ADSs, including resulting from holding ADSs through a brokerage account.

•
No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

•
Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary and you as ADS holder.

•
Nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.

Taxes
You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.
The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.
Foreign Currency Conversion
The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.
If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take any of the following actions in its discretion:
•
Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•
Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•
Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law / Waiver of Jury Trial
The deposit agreement and the ADRs and ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of shares (including shares represented by ADSs) are governed by the laws of Switzerland. As an owner of ADSs, you irrevocably agree that any legal action arising out of the Deposit Agreement, the ADSs or the ADRs, involving the Company or the Depositary, may only be instituted in a state or federal court in the city of New York.
AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs AGAINST US AND/OR THE DEPOSITARY.

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

PLAN OF DISTRIBUTION
The selling shareholder of the securities and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all securities covered hereby on the principal trading market on which the ADSs are currently listed or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholder may use any one or more of the following methods when selling securities:
•
ordinary brokerage transactions and transactions in which the broker-dealer solicits selling shareholders;

•
block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•
an exchange distribution in accordance with the rules of the applicable exchange;

•
privately negotiated transactions;

•
settlement of short sales, loans or pledges entered into after the effective date of the registration statement of which this prospectus is a part;

•
in transactions through broker-dealers that agree with the selling shareholder to sell a specified number of such securities at a stipulated price per security;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•
a combination of any such methods of sale; or

•
any other method permitted pursuant to applicable law.

The selling shareholder may also sell securities in offshore transactions or in open market transactions under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus, provided that it meets the criteria and conforms to the requirements of those provisions.
Broker-dealers engaged by the selling shareholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the selling shareholder of securities, from the selling shareholder) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Rule 2121 of the Financial Industry Regulatory Authority and Supplementary Material .01 and Supplementary Material .02 thereto.
In connection with the sale of the securities or interests therein, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling shareholder may not use securities registered hereby to cover short sales of our shares or ADSs made prior to the date the registration statement of which this prospectus forms a part was originally declared effective by the SEC.
The selling shareholder may, from time to time, pledge or grant a security interest in some or all of the securities registered hereby owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the securities registered hereby from time to time pursuant to this prospectus or any amendment to this prospectus, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as a selling shareholder under this prospectus. The selling shareholder also may transfer and donate the securities registered hereby in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
The selling shareholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. If the selling shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, it will be subject to the applicable prospectus delivery requirements of the Securities Act including Rule 172 thereunder and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.
We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
We agreed to keep the registration statement of which this prospectus forms a part effective at all times until the selling shareholder no longer owns any Warrants. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, or the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the ADSs or shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the ADS by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each selling shareholder at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).
Upon our being notified in writing by the selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of securities registered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of the selling shareholder and of the participating broker-dealer(s), (ii) the number of securities involved, (iii) the price at which such securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

EXPENSES
The following are the estimated expenses of this offering payable by us with respect to the ADSs and the ADSs issuable upon exercise of the Warrants. With the exception of the SEC registration fee, all amounts are estimates and may change:
SEC registration fee	$729
Printing	$32,000
Legal fees and expenses	$145,000
Accounting fees and expenses	$30,000
ADSs issuance costs paid by Addex Therapeutics	$132,314
Miscellaneous fees	$10,000
Total	$350,043
LEGAL MATTERS
Unless otherwise indicated in any prospectus, Cooley LLP, New York, New York, will be representing us in connection with any offering and will pass upon certain matters of U.S. federal and New York law. Unless otherwise indicated in any prospectus supplement, Homburger AG will pass upon the validity of the securities to be offered and other legal matters relating to Swiss law. Additional legal matters may be passed upon for any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements as of December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023 incorporated by reference in this prospectus have been so incorporated in reliance on the report of BDO AG, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.
SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS
We are organized under the laws of Switzerland and our registered office and domicile is located in Plan-les-Ouates, Geneva, Switzerland. Moreover, a number of our directors and executive officers and a number of directors of each of our subsidiaries are not residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or upon such persons or to enforce against them judgments obtained in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Swiss counsel that there is doubt as to the enforceability in Switzerland of original actions, or in actions for enforcement of judgments of U.S. courts, of civil liabilities to the extent solely predicated upon the federal and state securities laws of the United States. Original actions against persons in Switzerland based solely upon the U.S. federal or state securities laws are governed, among other things, by the principles set forth in the Swiss Federal Act on International Private Law of 1987, as amended, or PILA. This statute provides that the application of provisions of non-Swiss law by the courts in Switzerland shall be precluded if the result was incompatible with Swiss public policy. Also, mandatory provisions of Swiss law may be applicable regardless of any other law that would otherwise apply.
Switzerland and the United States do not have a treaty providing for reciprocal recognition of and enforcement of judgments in civil and commercial matters. The recognition and enforcement of a judgment of the courts of the United States in Switzerland is governed by the principles set forth in the PILA. This statute provides in principle that a judgment rendered by a non-Swiss court may be enforced in Switzerland only if:
•
the non-Swiss court had jurisdiction pursuant to the PILA;

•
the judgment of such non-Swiss court has become final and non-appealable;

•
the judgment does not contravene Swiss public policy;

•
the court procedures and the service of documents leading to the judgment were in accordance with the due process of law; and

•
no proceeding involving the same position and the same subject matter was first brought in Switzerland, or adjudicated in Switzerland, or was earlier adjudicated in a third state and this decision is recognizable in Switzerland.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We are subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and periodic reports on Form 6-K. Those reports may be obtained at the website described below. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of such act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered thereunder.
The SEC maintains a website that contains reports and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.
This prospectus is part of a registration statement on Form F-1 that we filed with the SEC and does not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement of which this prospectus forms a part. Statements in this prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.
We also maintain a website at www.addextherapeutics.com/en/ through which you can access our SEC filings. Information contained in, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC. This means that we can disclose important information by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus.
We incorporate by reference into this prospectus the following documents that we have filed with the SEC:
•
Our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the SEC on April 18, 2024;

•
Our report on Form 6-K, dated April 18, 2024, and exhibit 99.1 thereto

•
Our report on Form 6-K, dated April 3, 2024, and exhibit 99.1 thereto

•
Our report on Form 6-K, dated January 30, 2024, and exhibit 99.1 thereto

•
Our report on Form 6-K, dated December 20, 2023, and exhibit 99.1 thereto

•
Our report on Form 6-K, dated December 14, 2023, and exhibit 99.1 thereto

•
Our report on Form 6-K, dated November 29, 2023, regarding our interim results for the three-month and nine-month periods ended September 30, 2023, including exhibits 99.1 and 99.2 thereto

•
Our report on Form 6-K, dated November 28, 2023, and exhibit 99.1 thereto

•
Our report on Form 6-K, dated November 14, 2023, and exhibit 99.1 thereto

•
Our report on Form 6-K, dated November 8, 2023, and exhibit 99.1 thereto

•
Our report on Form 6-K, dated October 20, 2023, and exhibit 99.1 thereto

•
Our report on Form 6-K, dated October 6, 2023, and exhibit 99.1 thereto

•
Our report on Form 6-K, dated September 20, 2023, and exhibit 99.1 thereto

•
Our report on Form 6-K, dated September 5, 2023, and exhibit 99.1 thereto

•
Our report on Form 6-K, dated September 4, 2023, and exhibit 99.1 thereto

•
Our report on Form 6-K, dated August 10, 2023, regarding our interim results for the three-month and six-month periods ended June 30, 2023, including exhibits 99.1 and 99.2 thereto;

•
Our report on Form 6-K, dated August 3, 2023, and exhibit 99.1 thereto;

•
Our report on Form 6-K, dated July 24, 2023, and exhibit 99.1 thereto;

•
Our report on Form 6-K, dated June 15, 2023, and exhibit 99.1 thereto;

•
Our report on Form 6-K, dated June 1, 2023, and exhibit 99.1 thereto;

•
Our report on Form 6-K, dated May 18, 2023, and exhibit 99.1 thereto;

•
Our report on Form 6-K, dated May 11, 2023, regarding our interim results for the three-month period ended March 31, 2023, including exhibits 99.1 and 99.2 thereto;

•
Our report on Form 6-K, dated May 10, 2023, and exhibit 99.1 thereto;

•
Our report on Form 6-K, dated May 5, 2023, and exhibit 99.1 thereto;

•
Our second report on Form 6-K, dated April 4, 2023, and exhibits 4.1, 4.2, 4.3, 4.4, 5.1, 10.1, 10.2, 23.1 and 99.1 thereto;

•
Our first report on Form 6-K, dated April 4, 2023, and exhibit 99.1 thereto;

•
Our report on Form 6-K, dated April 3, 2023, and exhibit 99.1 thereto; and

•
The description of our shares contained in our Registration Statement on Form 8-A, filed with the SEC on January 14, 2020, including any amendments or reports filed for the purposes of updating this description.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents, either in writing to Addex Therapeutics Ltd, Attn: Head of Finance, Chemin des Mines 9, CH-1202 Geneva, Switzerland, or by telephone at +41 22 884 1555.
You also may access these filings on our website at through which you can access our SEC filings. Information contained in, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Up to 465,081
American Depositary Shares
Representing 55,809,720 Shares
PROSPECTUS
April   , 2024

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 6.   Indemnification of Directors, Officers and Employees
Under Swiss law, a corporation may indemnify its directors or officers against losses and expenses (except for such losses and expenses arising from willful misconduct or negligence, although legal scholars advocate that at least gross negligence be required), including attorney’s fees, judgments, fines and settlement amounts actually and reasonably incurred in a civil or criminal action, suit or proceeding by reason of having been the representative of, or serving at the request of, the corporation.
We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify our directors and executive officers to the fullest extent permitted by law. However, under Swiss corporate law, the indemnification of our directors and executive officers is not effective if such director or executive officer intentionally or grossly negligently violated his or her corporate duties towards the corporation, each of its shareholders or creditors.
In addition, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by such employee in the proper execution of their duties under the employment agreement with the company.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that, in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Item 7.   Recent Sales of Unregistered Securities
Set forth below is information regarding sales of unregistered securities by Addex Therapeutics Ltd since December 31, 2019:
On December 21, 2021, we issued warrants to purchase up to an aggregate of 9,230,880 shares in form of ADSs, exercisable 60 days after the date of issuance at an exercise price of USD 1.08 (CHF 1.00) per share, and pre- funded warrants to purchase up to 5,478,570 shares represented, which were immediately exercisable and will expire when exercised in full.
On July 26, 2022, we issued warrants to purchase up to an aggregate of 15,000,000 shares in a form of ADSs, exercisable 60 days after the date of issuance at an exercise price of USD 0.32 (CHF 0.30) per share, and pre- funded warrants to purchase up to 10,500,000 shares, which were immediately exercisable and will expire when exercised in full.
On April 3, 2023, we issued warrants to purchase up to an aggregate of 31,578,960 shares, exercisable 90 days after the date of issuance at an exercise price of USD 0.17 (CHF 0.15) per share, and pre-funded warrants to purchase up to 23,578,920 shares, exercisable 60 days after the date of issuance and will expire when exercised in full. Additionally, by letter agreement, dated April 3, 2023, we and the selling shareholder agreed to amend warrants issued in private placements that closed on December 21, 2021 and July 26, 2022 described above. Their exercise price has been reduced to USD 0.17 (CHF 0.15) per share and their exercise period has been extended to April 5, 2028.
The offers, sales and issuances of the securities described above were exempt from registration (i) under Section 4(a)(2) of the Securities Act in transactions did not involve any public offering, (ii) under Regulation D promulgated under the Securities Act for sales for offers, sales and issuances made to accredited investors, (iii) under Regulation S promulgated under the Securities Act for offers, sales and issuances not made to persons in the United States and as to which no directed selling efforts were made in the United States, or (iv) under Rule 701 promulgated under the Securities Act in transactions under compensatory benefit plans and contracts relating to compensation.

Item 8.   Exhibits and Financial Statement Schedules
Exhibits:
Exhibit	Description
3.1	Articles of Association of Addex Therapeutics Ltd as of February 20, 2024 (incorporated by reference to Exhibit 1.1 of the Annual Report on Form 20-F for the year ended December 31, 2023)
3.2	Organizational Rules of Addex Therapeutics Ltd (incorporated by reference to Exhibit 3.2 of Registration Statement on Form F-1 No. 333-235554)
4.1	Form of Deposit Agreement (incorporated by reference to Exhibit (a) of the Registration Statement on Form F-6 (No. 333-235561), filed on December 18, 2019)
4.2	Form of American Depositary Receipt (included in Exhibit 4.1)
4.3	Form of Warrant issued by the Registrant to certain investors on March 28, 2018 (incorporated by reference to Exhibit 4.3 of Registration Statement on Form F-1 No. 333-235554)
4.4	Form of Warrant issued by the Registrant to certain investors on April 5, 2023 (incorporated by reference to Exhibit 4.1 of Form 6-K filed on April 4, 2023)
4.6	Form of Amended and Restated 2021 Warrant (incorporated by reference to Exhibit 4.3 of Form 6-K filed on April 4, 2023)
4.7	Form of Amended and Restated 2022 Warrant (incorporated by reference to Exhibit 4.4 of Form 6-K filed on April 4, 2023)
5.1*	Opinion of Homburger AG
10.1†	License Agreement between Ortho-McNeil Pharmaceuticals Inc and the Registrant, dated December 31, 2004, as amended (incorporated by reference to Exhibit 10.1 of Registration Statement on Form F-1 No. 333-235554)
10.2†	License Agreement between Indivior UK Limited and the Registrant, dated January 2, 2018 (incorporated by reference to Exhibit 10.2 of Registration Statement on Form F-1 No. 333-235554)
10.4	Registration Rights Agreement among the Registrant and certain investors, dated March 22, 2018 (incorporated by reference to Exhibit 10.3 of Registration Statement on Form F-1 No. 333-235554)
10.5	Addex Therapeutics Ltd Share Option Plan, as amended (incorporated by reference to Exhibit 10.4 of Registration Statement on Form S-8 No. 333-255124)
10.6	Addex Therapeutics Ltd Share Option Plan, as amended on July 22, 2022 (incorporated by reference to Exhibit 4.5 of the Annual Report on Form 20-F for the year ended December 31, 2022)
10.7	Addex Therapeutics Ltd Equity Sharing Certificate Plan, as amended (incorporated by reference to Exhibit 4.6 of the Annual Report on Form 20-F for the year ended December 31, 2022)
10.8	Sale Agency Agreement between Addex Therapeutics Ltd and Kepler Cheuvreux, dated August 24, 2020 (incorporated by reference to Exhibit 4.7 of the Annual Report on Form 20-F for the year ended December 31, 2020)
10.9	Amendment No 1 to Sale Agency Agreement between Addex Therapeutics Ltd and Kepler Cheuvreux, dated June 21, 2022 (incorporated by reference to Exhibit 10.7 of Registration Statement on Form F-1 No. 333-266995)
10.11	Amendment No. 1 to License Agreement between Indivior UK Limited and the Registrant, dated October 30, 2020 (incorporated by reference to Exhibit 4.6 of the Annual Report on Form 20-F for the year ended December 31, 2020)
10.12	Amendment No.2 to License Agreement between Indivior UK Limited and the Registrant, dated July 26, 2021 (incorporated by reference to Exhibit 4.9 of the Annual Report on Form 20-F for the year ended December 31, 2021)

Exhibit	Description
10.16	Amendment No.3 to License Agreement between Indivior UK Limited and the Registrant, effective on August 1, 2022 (incorporated by reference to Exhibit 4.9 of the Annual Report on Form 20-F for the year ended December 31, 2021)
10.17	Amendment No.4 to License Agreement between Indivior UK Limited and the Registrant, effective on November 1, 2022 (incorporated by reference to Exhibit 4.14 of the Annual Report on Form 20-F for the year ended December 31, 2022)
10.19	Amendment No.2 to Sale Agency Agreement between Addex Therapeutics Ltd and Kepler Cheuvreux, dated July 25, 2023 (incorporated by reference to Exhibit 10.19 of registration statement on Form POSAM No. 333-271611)
10.20	Amendment No.5 to License Agreement between Indivior UK Limited and the Registrant, dated August 2, 2023 (incorporated by reference to Exhibit 10.20 of registration statement on Form POSAM No. 333-271611)
10.21	At the Market Offering Agreement by and between Addex therapeutics Ltd and H.C Wainwright & Co. LLC dated January 30, 2024 (incorporated by reference to Exhibit 1.1 of Form 6-K filed on January 30, 2024)
10.22	Service Agreement (incorporated by reference to Exhibit 4.21 of the Annual Report on Form 20-F for the year ended December 31, 2023)
21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 8.1 of the Annual Report on Form 20-F for the year ended December 31, 2023)
23.2*	Consent of Homburger AG (included in Exhibit 5.1)
23.3**	Consent of BDO AG
24.1**	Powers of Attorney (included on signature page)
107*	Filing Fee Table

*
Previously filed.

**
Filed herewith.

†
Portions of this exhibit (indicated by asterisks) have been omitted under rules of the U.S. Securities and Exchange Commission permitting the confidential treatment of select information

Item 9.   Undertakings
The undersigned registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5)
That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)
That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this post- effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Geneva, Switzerland, on the 18th day of April, 2024.
ADDEX THERAPEUTICS LTD.
By:
/s/ Tim Dyer

Tim Dyer
Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form F-1 has been signed by the following persons in the following capacities and on the dates indicated.
Signature	Title	Date
/s/ Tim Dyer Tim Dyer	Chief Executive Officer (Principal Executive Officer) and Director	April 18, 2024
/s/ Lénaic Teyssédou Lénaic Teyssédou	Head of Finance (Principal Financial and Accounting Officer)	April 18, 2024
* Vincent Lawton	Director	April 18, 2024
* Ray Hill	Director	April 18, 2024
* Isaac Manke	Director	April 18, 2024
* Roger Mills	Director	April 18, 2024
* Jake Nunn	Director	April 18, 2024
*By: /s/ Tim Dyer Tim Dyer Attorney-in-Fact	Chief Executive Officer and Director	April 18, 2024

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
Pursuant to the Securities Act of 1933, as amended, the undersigned, Tim Dyer, the duly authorized representative in the United States of Addex Therapeutics Ltd, has signed this registration statement on April 18th, 2024.
Addex Pharmaceuticals Inc.
By:
/s/ Tim Dyer

Tim Dyer
Chief Executive Officer